MINERALS TECHNOLOGIES INC.



                Note Purchase Agreement



               Dated as of July 24, 1996



     $50,000,000 7.49% Guaranteed Senior Notes
                    Due July 24, 2006

                    TABLE OF CONTENTS

                                                     PAGE

1.   PURCHASE AND SALE OF NOTES                        1
     1.1  Issue of Notes                               1
     1.2  The Closing                                  2
     1.3  Representations of the Purchaser             3
     1.4  Failure To Deliver, Failure of Conditions    4
     1.5  Expenses                                     4

2.   REPRESENTATIONS AND WARRANTIES                    5
     2.1  Nature of Business                           5
     2.2  Financial Statements; Debt; Material
          Adverse Change                               6
     2.3  Subsidiaries and Affiliates                  6
     2.4  Pending Litigation                           7
     2.5  Properties; Insurance                        8
     2.6  Patents, Trademarks, Licenses, etc.          8
     2.7  Taxes                                        8
     2.8  Full Disclosure                              9
     2.9  Corporate Organization and Authority         9
     2.10 Restrictions on the Company, Guarantors
          and Subsidiaries of the Company              10
     2.11 Compliance with Law                          11
     2.12 ERISA                                        11
     2.13 Certain Laws                                 14
     2.14 Environmental Compliance                     15
     2.15 Sale is Legal and Authorized; Obligations
          are Enforceable                              16
     2.16 Governmental Consent                         17
     2.17 Private Offering                             17
     2.18 No Defaults                                  18
     2.19 Use of Proceeds                              18
     2.20 Relationship of Company, Subsidiaries
          and Guarantors                               19

3.   CLOSING CONDITIONS                                19
     3.1  Opinions of Counsel                          19
     3.2  Representations and Warranties True;
          No Prohibited Action                         20
     3.3  Officers' Certificates                       20
     3.4  Legality                                     21
     3.5  Private Placement Number                     21
     3.6  Expenses                                     21
     3.7  Proceedings Satisfactory                     21
     3.8  Compliance with this Agreement               22
     3.9  No Dissolution, Merger or Change in Control  22

4.   SPECIAL RIGHTS OF INSTITUTIONS                    22
     4.1  Direct Payment                               22
     4.2  Delivery Expenses                            23
     4.3  Issue Taxes                                  23

5.   PREPAYMENTS                                       24
     5.1  Offer to Prepay upon Change in Control       24
     5.2  Optional Prepayments                         25
     5.3  Notice of Optional Prepayment                25
     5.4  Partial Prepayment Pro Rata                  26
     5.5  Notation of Notes on Prepayment              27
     5.6  No Other Optional Prepayments                27

6.   REGISTRATION; SUBSTITUTION OF NOTES               28
     6.1  Registration of Notes                        28
     6.2  Exchange of Notes                            28
     6.3  Replacement of Notes                         29
     6.4  Guarantors' Responsibility in respect
          of New Notes                                 29

7.   COMPANY BUSINESS COVENANTS                        29
     7.1  Payment of Taxes and Claims                  29
     7.2  Maintenance of Properties and
          Corporate Existence                          30
     7.3  Payment of Notes and Maintenance of Office   31
     7.4  Merger; Acquisition; Sale of Assets          31
     7.5  Restricted Payments and Restricted
          Investments                                  34
     7.6  Subsidiary Debt                              35
     7.7  Consolidated Funded Debt to Consolidated
          Total Capitalization                         35
     7.8  Consolidated Net Worth                       36
     7.9  Liens                                        36
     7.10 ERISA                                        40
     7.11 Transactions with Affiliates                 41
     7.12 Pro-Rata Offers                              42
     7.13 Private Offering                             42
     7.14 Environmental Compliance                     42
     7.15 Sales of Subsidiary Stock                    43
     7.16 Pari Passu Ranking of Notes                  45

8.   INFORMATION AS TO COMPANY                         45
     8.1  Financial and Business Information           45
     8.2  Officers' Certificates                       50
     8.3  Accountants' Certificates                    50
     8.4  Inspection                                   51
     8.5  Report to NAIC                               51

9.   EVENTS OF DEFAULT                                 51
     9.1  Nature of Events                             51
     9.2  Default Remedies                             54
     9.3  Annulment of Acceleration of Notes           57
     9.4  Application of Acceleration Payments         57

10.  GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS
     OF GUARANTORS                                     58
     10.1  Guaranteed Obligations                      58
     10.2  Performance by Guarantors                   59
     10.3  Waivers; Subrogation; Offsets               59
     10.4  Releases                                    60
     10.5  Marshaling; Revival of Obligations          61
     10.6  Subordination                               62
     10.7  No Election                                 62
     10.8  Severability                                63
     10.9  Other Enforcement Rights                    63
     10.10 Delay or Omission; No Waiver                63
     10.11 Restoration of Rights and Remedies          64
     10.12 Cumulative Remedies                         64
     10.13 Miscellaneous                               64
     10.14 Continuing Guaranty                         65
     10.15 Inspection                                  65
     10.16 Maintenance of Properties and
           Corporate Existence                         66
     10.17 Merger; Acquisition                         66
     10.18 Pro-Rata Offers                             67
     10.19 Private Offering                            67
     10.20 Pari Passu Ranking of Guaranty              67

11.  INTERPRETATION OF THIS AGREEMENT                  68
     11.1 Terms Defined                                68
     11.2 Directly or Indirectly                       88
     11.3 Section Headings; Table of Contents;
          Construction                                 88
     11.4 Governing Law                                88
12.  MISCELLANEOUS                                     88
     12.1 Communications                               88
     12.2 Reproduction of Documents                    90
     12.3 Survival                                     90
     12.4 Successors and Assigns                       91
     12.5 Amendment and Waiver                         91
     12.6 Payments, When Received                      93
     12.7 Entire Agreement                             94
     12.8 Duplicate Originals, Execution in
          Counterpart                                  94
     12.9 Confidentiality                              94

                    MINERALS TECHNOLOGIES INC.


                     NOTE PURCHASE AGREEMENT


          $50,000,000 7.49% GUARANTEED SENIOR NOTES
                         DUE JULY 24, 2006

                                        Dated as of July 24, 1996



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

     Each of MINERALS TECHNOLOGIES INC. (together with its successors and assigns, the "Company"), a Delaware corporation, and SPECIALTY MINERALS INC., a Delaware corporation, MINTEQ INTERNATIONAL INC., a Delaware corporation and BARRETTS MINERALS INC., a Delaware corporation (the last three together with their respective successors and assigns, being referred to collectively herein as the "Guarantors" and individually as a "Guarantor"), hereby agrees with you as follows:

1.   PURCHASE AND SALE OF NOTES

     1.1  Issue of Notes.

     The Company has authorized the issuance of Fifty Million
Dollars ($50,000,000) in aggregate principal amount of its seven and forty-nine one-hundredths percent (7.49%) Guaranteed Senior
Notes due July 24, 2006(the "Notes").  Each Note shall:

     (a) bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of such Note at the rate of seven and forty-nine one-hundredths percent (7.49%) per annum, payable semi-annually on the 24th day of each July and the 24th day of each January in each year commencing on January 24, 1997, until the principal amount thereof shall be due and payable, and

     (b) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and Make-Whole Amount, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the lesser of

          (i)  the highest rate allowed by applicable law or

          (ii) eight and forty-nine one-hundredths percent
          (8.49%) per annum,

     (c)  mature on July 24, 2006 and

     (d)  otherwise be in the form of the Note set out in Exhibit
          A hereto.

     1.2  The Closing.

          (a) Purchase and Sale of Notes. The Company hereby agrees to sell to you and you hereby agree to purchase from the Company, on the Closing Date, in accordance with the provisions hereof, the principal amount of Notes set forth opposite your name on Annex 1.2 hereto (in the amount or amounts set forth therein) at one hundred percent (100%) of the principal amount thereof.
          (b) The Closing. The closing (the "Closing") of the Company's sale of Notes shall be held on July 24, 1996 (the "Closing Date"), at 10:00 a.m., at the offices of Skadden, Arps, Slate, Meagher & Flom, your special counsel, or at such other time and place as you and the Company shall agree in writing. At the Closing, the Company shall deliver to you one or more Notes (as set forth opposite your name on Annex 1.2 hereto), in the denominations indicated on Annex 1.2 hereto, in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on Annex 1.2 hereto, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 1.2 hereto.

     1.3  Representations of the Purchaser.

     (a) Purchase Other Than For Resale. You represent to the Company that you are purchasing the Notes listed on Annex 1.2 hereto opposite your name for your own account or for the account of one or more separate accounts maintained by you, with no present intention of distributing the Notes or any part thereof, but without prejudice to your right at all times to

          (i) sell or otherwise dispose of all or any part of the Notes in a transaction which complies with the registration requirements, if any, of the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act, and

          (ii) have control over the disposition of all of your assets and sell or otherwise dispose of assets to the fullest extent required by any applicable insurance law.

It is understood that, in making the representations set out in
Section 2.16 and Section 2.17 hereof, the Company is relying, to the extent applicable, upon your representation as aforesaid.

     (b) ERISA. You further represent (and each subsequent transferee, by acceptance of a replacement Note, shall be deemed to represent) that either

          (i) you are acquiring the Notes for your own account with your general corporate assets and that no part of such assets constitutes assets of an "employee benefit plan" (as defined in this Section 1.3(b)) or a "plan" (as defined in this Section 1.3(b)), or

          (ii) you are acquiring the Notes for your own account with general corporate assets and the purchase will be exempt under the provisions of the Department of Labor Prohibited Transaction Class Exemption 95-60, issued July 12, 1995 (60 FR 35925).

     As used in this Section 1.3(b), the term "employee benefit plan" has the meaning specified in section 3(3) of ERISA, and the term "plan" has the meaning specified in section 4975(e)(1) of the IRC.

     1.4  Failure To Deliver, Failure of Conditions.

     If at the Closing the Company fails to tender to you the Notes to be purchased by you thereat, or if the conditions specified in Section 3 hereof to be fulfilled prior to or at such Closing have not been fulfilled, you may thereupon elect to be relieved of all further obligations hereunder. Nothing in this
Section 1.4 shall operate to relieve the Company or any of the Guarantors from any of their obligations hereunder or to waive any of your rights against the Company or the Guarantors.

     1.5  Expenses.

          (a) Generally. Whether or not the Notes are sold, the Company shall promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating hereto, including but not limited to:

               (I) the cost of reproducing this Agreement and the Notes;

               (ii) the reasonable fees and disbursements of your special counsel in an amount not to exceed
               $25,000;

               (iii) the cost of delivering to your home office or custodian bank, insured to your satisfaction, the Notes purchased by you at the Closing;

               (iv) the fees, expenses, costs and disbursements incurred complying with each of the conditions to closing set forth in Section 3 hereof without duplication of any fees or disbursements included in Section 1.5(a)(ii) above; and

               (v) the fees, expenses, costs and disbursements relating to the consideration, negotiation, preparation or execution of any amend-ments, waivers or consents requested by the Company or occasioned by the occurrence of a Default or Event of Default pursuant to the provi-sions hereof (including, without limitation, the reasonable fees and disbursements of your special counsel and the allocated cost of your counsel who are your employees or your affiliates' employees), whether or not any such amendments, waivers or consents are executed.

               (b) Counsel. Without limiting the generality of the foregoing, it is agreed and understood that the Company will pay, at the Closing, the reasonable fees and dis-bursements of your special counsel, in an amount not to exceed $25,000, pursuant to an estimate thereof presented at least three days prior to such Closing, and the Company will also pay upon receipt of any statement thereof, any additional reasonable fees and additional disbursements of your special counsel pursuant to a statement thereof rendered after the Closing.

               (c) Survival. The obligations of the Company under this Section 1.5 (and the Guarantors under Section 10 hereof in respect of this Section 1.5) shall survive the payment or prepayment of the Notes and the termination here-of.

2.   REPRESENTATIONS AND WARRANTIES

     To induce you to enter into this Agreement and to purchase the Notes designated to be purchased by you on Annex 1.2, the Company and the Guarantors jointly and severally warrant and represent, as of the date hereof, as follows:

     2.1  Nature of Business.

     The Company has delivered to you complete and correct copies of its annual report on Form 10-K for the fiscal year ended December 31, 1994 and 1995 (the "Forms 10-K"). The Forms 10-K correctly describe the general nature of the business and principal Properties of the Company, such Guarantors and the Subsidiaries of the Company as of their respective dates.

     2.2  Financial Statements; Debt; Material Adverse Change.

          (a) Financial Statements. The Consolidated Balance Sheet of the Company and Subsidiary Companies as of December 31, 1995 and 1994, and the related Consolidated Statements of Income, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 1995, all accompanied by the opinion thereon by KPMG Peat Marwick, independent certified public accountants, have been deliv ered to you, were prepared in accordance with generally accepted accounting principles consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiary Companies as of such dates and the results of their operations and their cash flows for such periods. All such financial statements include the accounts of the Company, the Guarantors and all Subsidiaries of the Company for the respective periods during which a subsidiary relationship has existed.

          (b) Neither the Company nor any Guarantors nor any Subsidiary is liable for the repayment of any Debt other than the Debt listed on Annex 2.2 as being outstanding on the date hereof nor in an amount, as to any item or class of Debt in excess of the amount set forth in Annex 2.2.

          (c) Material Adverse Change. Since December 31, 1995, there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Company, any of the Guarantors or any of their respective Subsidiaries except changes in the ordinary course of business that, individually and in the aggregate, have not had a Material Adverse Effect; on the date hereof the fair saleable value of the assets of the Company exceeds its liabilities and the Company is meeting current obligations as they mature in the ordinary course of business.

     2.3  Subsidiaries and Affiliates.

     Annex 2.3 hereto completely and accurately states,

          (a) the name of each of the Subsidiaries of the Company, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or each of the other Subsidiaries of the Company, and

          (b) the name of each of the Affiliates that are corpo-rations, partnerships or joint ventures (other than Subsid-iaries of the Company), the percentage of its Voting Stock or other voting Securities owned by the Company, such Guarantors and/or the other Subsidiaries of the Company, if any, and the nature of the affiliation.

     Each of the Company and the Subsidiaries of the Company has good and marketable title to (i) all of the shares it purports to own of the Capital Stock of each of their respective Subsi-diaries, free and clear in each case of any Lien, and (ii) the Securities of any Affiliate it purports to own, free and clear in each case of any Lien. Except as set forth in Annex 2.3, all such shares and/or Securities have been duly issued and are fully paid and nonassessable. Except as set forth in Annex 2.3, fair saleable value of the assets of each Subsidiary exceeds its liabilities and each Subsidiary is meeting current liabilities as they mature in the ordinary course of business.

     2.4  Pending Litigation.

     There are no proceedings, actions or investigations pending or, to the knowledge of the Company or any of the Guarantors, threatened against or affecting the Company, any Guarantor or any of the Subsidiaries of the Company in any court or before any Governmental Authority or arbitration board or tribunal that, individually or in the aggregate, could have a Material Adverse Effect and the Company has no knowledge of any basis for any of the foregoing. Neither the Company, any Guarantor nor any of the Subsidiaries of the Company is in default with respect to any judgment, order, writ, injunction, or decree of any court, Governmental Authority or arbitration board or tribunal that, individually or in the aggregate, could have a Material Adverse Effect.

     2.5  Properties; Insurance.

     Individually or collectively, each of the Company, the Guarantors and the Subsidiaries of the Company has good and marketable title in fee simple to all real Property, and good title to all of the other Property which is material to the business or operations of the Company and its Subsidiaries, reflected in the most recent audited balance sheet referred to in
Section 2.2 hereof or purported to have been acquired since that date (except as sold or otherwise disposed of in the ordinary course of business), free from Liens not otherwise permitted by
Section 7.9 hereof.

     The Company, each Guarantor and each Subsidiary maintains or causes to be maintained with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types includ-ing, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, workers' compensation, business interruption, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated.

     2.6  Patents, Trademarks, Licenses, etc.

     Each of the Company and the Subsidiaries of the Company, owns, possesses or has the unrestricted right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect thereto, necessary for the conduct of its business as presently conducted or presently proposed to be conducted, without any known conflict with the rights of others.

     2.7  Taxes.

          (a) Returns Filed; Taxes Paid. All tax returns required to be filed by each of the Company, each Guarantor and each of the Subsidiaries of the Company or any other Person insofar as such Person is a Person with which the Company, any Guarantor or any such Subsidiary files or has filed a consolidated return in any jurisdiction have in fact been filed on a timely basis, and all taxes, assessments, fees and other governmental charges upon each of the Company, each Guarantor, each such Subsidiary and any such Person, and upon any of their respective Properties, income or franchises, that are due and payable (i) have been paid or (ii) are being contested in good faith through appropriate proceedings and no judgment has been entered or lien filed in respect thereof. Neither the Company nor any Guarantor knows of any material proposed additional tax assessment against it or any such Person.

          (b) Book Provisions Adequate. The amount of the liability for taxes reflected in the consolidated balance sheet of the Company as of December 31, 1995 referred to in
     Section 2.2 hereof is an adequate provision for taxes (including without limitation, any payment due pursuant to any tax sharing agreement) as are or may become payable by any one or more of the Company, the Guarantors and their respective consolidated Subsidiaries in respect of all tax periods ending on or prior to such date.

     2.8  Full Disclosure.

     Except as set forth in Annex 2.8, the Company has timely filed all reports required to be filed by it pursuant to the Securities Exchange Act of 1934. Such reports and the financial statements referred to in Section 2.2 hereof do not, nor does this Agreement or any written statement furnished by or on behalf of the Company or the Guarantors to you in connection with the negotiation of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company or any Guarantor has not disclosed to you in writing that has had or, so far as the Company or such Guarantors can now reasonably foresee, will have a Material Adverse Effect.

     2.9  Corporate Organization and Authority.

     Each of the Company, the Guarantors and the Subsidiaries of the Company,

          (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation,

          (b) has all legal and corporate power and authority to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted,

          (c) has all licenses, certificates, permits, franchises and other governmental authorizations necessary to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have such licenses, certificates, permits, franchises and other governmental authorizations, individually or in the aggregate, would not have a Material Adverse Effect, and

          (d) has duly qualified or has been duly licensed, and is authorized to do business and is in good standing, as a foreign corporation, in each state where such qualification, licensing and authorization is required by law, except where the failure to be so qualified, licensed or authorized, individually or in the aggregate, would not have a Material Adverse Effect.

     2.10 Restrictions on the Company, Guarantors and
Subsidiaries of the Company.

     Neither the Company, any Guarantor nor any of the Subsidiaries of the Company:

          (a) is a party to any contract or agreement, or subject to any charter or other corporate restriction that could have a Material Adverse Effect,

          (b) is a party to any contract or agreement, other than this Agreement and the agreements listed on Annex 2.10 hereto, that restricts the right or ability of such corporation to incur Debt, and no contract or agreement to which the Company or any of its Subsidiaries is a party is violated by the issuance of the Notes by the Company or the execution and delivery of, or compliance with, this Agreement by the Company and the Guarantors, or

          (c) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section
     7.9 hereof.

     2.11 Compliance with Law.

     Neither the Company, any Guarantor nor any of the Subsidiaries of the Company is in violation of any law, ordinance, governmental rule or regulation to which it is subject, which violations, individually or in the aggregate, could have a Material Adverse Effect.

     2.12 ERISA.

          (a)  Relationship of Vested Benefits to Pension Plan
     Assets.  Except as described in Annex 2.12,

               (i) the present value of all benefits, determined as of the most recent valuation date for such benefits as provided in Section 7.10 hereof, vested under each Pension Plan does not exceed the value of the assets of such Pension Plan allocable to such vested benefits, determined as of such date as provided in Section 7.10 hereof, and

               (ii) no Welfare Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3 of ERISA, (iii) benefits accrued as liabilities on the books of the Company or any ERISA Affiliate, or (iv)benefits, the full cost of which is borne by the current or former employee (or such employee's beneficiary).

     (b)  ERISA Requirements.  Each of the Company, the
     Guarantors and the ERISA Affiliates

               (i)   has fulfilled all obligations under the
          minimum funding standards of ERISA and the IRC with respect to each Pension Plan,

               (ii) has satisfied all of its respective obli-gations under the minimum funding standards of ERISA and the IRC in respect of, and all of its other respective contribution obligations provided for in, each Multiemployer Plan,

               (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the IRC with respect to each Pension Plan, Welfare Plan and each Multiemployer Plan, and

               (iv) has not incurred any liability under Title IV of ERISA to the PBGC (other than in respect of required insurance premiums, all of which that are due having been paid), with respect to any Pension Plan, any Multiemployer Plan or any trust established thereunder.

     No Pension Plan, or trust created thereunder, has incurred any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived, as of the last day of the most recently ended plan year of such Pension Plan.

     (c)  Prohibited Transactions.

               (i) The purchase of the Notes by you will not constitute a "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the
          IRC)that could subject any Person to the penalty or tax on prohibited transactions imposed by section 502 of ERISA or section 4975 of the IRC, and neither the Company, nor any Guarantor nor any ERISA Affiliate, nor any "employee benefit plan" (as such term is defined in this Section 2.12(c)) of the Company, any Guarantor or any ERISA Affiliate or any trust created thereunder or any trustee or administrator thereof, has engaged in any "prohibited transaction" that could subject any such Person, or any other party dealing with such employee benefit plan or trust, to any material penalty or tax. The representation by the Company and the Guarantors in the preceding sentence is made in reliance upon and subject to the accuracy of the representations in Section 1.3(b) hereof as to the source of funds used by you.

               (ii) Annex 2.12 hereto completely lists, as of the Closing Date, all ERISA Affiliates and all employee benefit plans, other than those which are of the type
          described in   Section 4(b)(4) of ERISA, with respect
          to which the Company, any Guarantor or any "affiliate" of either (as such term is defined in this Section 2.12(c)) is a "party-in-interest" (as such term is defined in this Section 2.12(c)) or in respect of which the Notes could constitute an "employer security" (as such term is defined in this Section 2.12(c)).

     As used in this Section, the terms "employee benefit plan" and "party-in-interest" have the meanings specified in section 3 of ERISA and "affiliate" and "employer security" have the meanings specified in section 407(d) of ERISA.

          (d) Reportable Events. No Pension Plan or trust created thereunder has been terminated, and there have been no "reportable events" (as such term is defined in section 4043 of ERISA), with respect to any Pension Plan or trust created thereunder, which reportable event or events will or could result in the termination of such Pension Plan or give rise to a liability of the Company, any Guarantor or any ERISA Affiliate in respect thereof.

          (e)  Multiemployer Plans.  Neither the Company nor any
     Guarantor nor any ERISA Affiliate is, or has ever been, an employer required to contribute to any Multiemployer Plan.

          (f) Multiple Employer Pension Plans. Except as set forth in Annex 2.12 to this Agreement, neither the Company nor any Guarantor nor any ERISA Affiliate is a "contributing sponsor" (as such term is defined in section 4001 of ERISA) in any Multiple Employer Pension Plan and neither the Company nor any Guarantor nor any ERISA Affiliate has incurred (without fully satisfying the same), or reasonably expects to incur, withdrawal liability in respect of any such Multiple Employer Pension Plan listed in Annex 2.12 to this Agreement, which withdrawal liability could have a Material Adverse Effect.


          (g) Foreign Pension Plan. Except as set forth in Annex 2.12 hereof, the present value of all benefits vested under each Japanese Foreign Pension Plan and each other material Foreign Pension Plan, determined as of the most recent valuation date in respect thereof does not exceed the value of the assets of such Foreign Pension Plan, and all required payments in respect of funding such Foreign Pension Plan have been made.

     2.13 Certain Laws.

          (a) Investment Company Act. Neither the Company nor any Guarantor nor any of the Subsidiaries of the Company is, or is directly or indirectly controlled by, or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


          (b) Holding Company Status. Neither the Company nor any Guarantor nor any of the Subsidiaries of the Company is a "holding company" or an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (c) Absence of Foreign or Enemy Status. Neither the Company nor any Guarantor nor any Subsidiary of the Company is an "enemy" or an "ally of the enemy" within the meaning of section 2 of the Trading with the Enemy Act (50 U.S.C. App. Sections 1 et seq.), as amended. Neither the Company nor any Guarantor nor any Subsidiary of the Company is in violation of, and neither the issue and sale of the Notes by the Company nor its use of the proceeds thereof as contemplated by this Agreement, will violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R., Subtitle B, Chapter V).

     2.14 Environmental Compliance.

     Except as set forth in Annex 2.14 hereto:

          (a) Compliance -- each of the Company, the Guarantors and the Subsidiaries of the Company is in compliance with all Environmental Protection Laws in effect in each jurisdiction where each is presently doing business, and in which the failure so to comply could be reasonably expected to have a Material Adverse Effect.

          (b) Liability -- neither the Company nor any Guarantor nor any of the Subsidiaries of the Company is subject to any liability under any Environmental Protection Laws that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect; and


          (c) Notices -- neither the Company nor any Guarantor nor any of the Subsidiaries of the Company has received any

               (i) notice from any Governmental Authority by which any real Property presently or previously owned or leased by it has been designated, listed, or identi-fied in any manner by any Governmental Authority charged with administering or enforcing any Environmental Protection Law as a Hazardous Substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

               (ii) notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its owned or leased real Properties, or

               (iii) summons, citation, notice, directive, letter, or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission by the Company, any Guarantor or any Subsidiary in connection with its ownership or leasing of any real Property and involving the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or other use, storage or disposition of any Hazardous Substance resulting in violation of any Environmental Protection Law, if the effect thereof could be reasonably expected to have a Material Adverse Effect.

     2.15 Sale is Legal and Authorized; Obligations are
Enforceable.

          (a) Sale is Legal and Authorized. Each of the issuance, sale and delivery of the Notes by the Company, the issuance, execution and delivery of the Guaranty of each Guarantor herein and in the Notes, the execution and delivery of this Agreement by the Company and the Guarantors, the compliance by the Company and each Guarantor with all of the provisions hereof and the compliance by the Company and each Guarantor with all the provisions of the
     Notes:

               (i) is within the corporate powers of each of the Company and such Guarantors, as the case may be; and

               (ii) is legal and does not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company, any Guarantor or any of the Subsidiaries of the Company under the provisions of, any agreement, charter instrument, bylaw or other instrument to which any of the Company, any Guarantor or any such Subsidiary is a party or by which any of the Company, the Guarantors or such Subsidiaries or any of their respective Property, may be bound.


          (b) Obligations are Enforceable. This Agreement has been duly authorized by all necessary action on the part of each of the Company and the Guarantors, has been executed and delivered by duly authorized officers of each of the Company and the Guarantors, and constitutes a legal, valid and binding obligation of the Company and of each Guarantor, enforceable in accordance with its terms, and the Notes and the Guaranty have been duly authorized by all necessary action on the part of the Company and the Guarantors, as the case may be, have been executed and delivered by duly authorized officers of the Company, and constitute a legal, valid and binding obligation of the Company, enforceable in accordance with their terms, except, in each case, that the enforceability of this Agreement and of the Notes may be:

               (i)  limited by applicable bankruptcy,
          reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally; and

               (ii) subject to the availability of equitable remedies.

     2.16 Governmental Consent.

     Neither the legal nature of the Company, any Guarantor or any of the Subsidiaries of the Company, or of any of their respective businesses or Properties, nor any relationship between the Company, any Guarantor or any of the Subsidiaries of the Company and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes, the issuance, execution and delivery of the Guaranty of each Guarantor herein and in the Notes, and the execution and delivery of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Company or any Guarantor as a condition to the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Notes.

     2.17  Private Offering.

     Neither the Company nor any Guarantor has offered any of the Notes or the guaranties of any Guarantors or any similar Security of the Company or any Guarantor for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you.

     2.18 No Defaults.

          (a) The Notes. No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the issuance and delivery of the Notes pursuant hereto and the Guaranty of each Guarantor herein and in the Notes, would constitute a Default or an Event of Default.

          (b) Charter Instruments, Other Agreements. Neither the Company nor any Guarantor nor any of the Subsidiaries of the Company is in violation in any respect of any term of any charter instrument or bylaw and neither the Company nor any Guarantor nor any such Subsidiary is in violation in any material respect of any term in any material agreement or other instrument to which it is a party or by which it or any of its Property may be bound. Except as set forth in Annex 2.18, all agreements relating to the ownership or operation of satellite precipitated calcium carbonate facilities of the Company and its Subsidiaries (the "PCC Agreements") are in full force and effect and no default by the Company or any Subsidiary has occurred and is continuing under any thereof. Since October 30, 1992 neither the Company nor any Subsidiary has requested or received any material waiver or consent (other than consents delivered to you in connection with the execution and delivery of this Agreement) in respect of any PCC agreement or any agreement pursuant to which any Debt of the Company or a Subsidiary was issued.

     2.19 Use of Proceeds.

          (a) Use of Proceeds. The Company shall apply the proceeds from the sale of the Notes to refinance commercial bank debt outstanding and the balance for capital expenditures and for general corporate purposes of the Company and the Guarantors.

          (b) Margin Securities. None of the transactions contemplated herein and in the Notes (including, without limitation, the use of the proceeds from the sale of the Notes) violates, will violate or will result in a violation of section 7 of the Exchange Act, including, without limitation, Regulations G, T, U and X of the Board of Governors of the

     Federal Reserve System, 12 C.F.R., Chapter
     II. Neither the Company nor any Guarantor nor any of the Subsidiaries of the Company owns, or with the proceeds of the sale of the Notes intends to own, carry or purchase, or refinance borrowings that were used to own, carry or purchase, any Margin Security, including Margin Securities originally issued by the Company, any Guarantor or any such Subsidiary. The obligations of the Guarantors under this Agreement and their respective Guaranties and the Company under this Agreement and the Notes are not and will not be secured by any Margin Security, and no Notes are being sold on the basis of any such collateral.

     2.20 Relationship of Company, Subsidiaries and Guarantors.

     The Guarantors acknowledge that they will receive a direct economic and financial benefit from the transactions contemplated by this Agreement, and such transactions are in the best interest of the Company, the Guarantors and the Subsidiaries of the Company. In recognition and confirmation thereof, each Guarantor, by specific resolution of its Board of Directors, has caused itself to become obligated in the manner set forth in
Section 10 hereof. Neither the Company nor any of its Subsidiaries is bound or affected by any contract other than this Agreement which prohibits, or upon the occurrence of an event or the passage of time or both would prohibit the declaration or payment of dividends or the return of capital by a Subsidiary to the Company.

     3.   CLOSING CONDITIONS

     Your obligation to purchase and pay for the Notes to be delivered to you at the Closing is subject to the following conditions precedent:

     3.1  Opinions of Counsel.

     You shall have received from

          (a)  S. Garrett Gray, Esq., General Counsel for the
     Company and counsel for the Guarantors, and

          (b) Skadden, Arps, Slate, Meagher & Flom, your special counsel, closing opinions, each dated as of the Closing Date, and in the case of the opinion of S. Garrett Gray, Esq., substantially in the form set forth in Annex 3.1 hereto, and as to such other matters as you may reasonably request.
     This Section 3.1 shall constitute direction by the Company and each Guarantor to such counsel named in the foregoing clause (a) to deliver such closing opinion to you.

     3.2  Representations and Warranties True; No Prohibited
Action.

          (a) Representations and Warranties True. The representations and warranties contained herein shall be true on the Closing Date with the same effect as though made on and as of that date.

          (b) No Prohibited Action. On and as of the Closing Date, neither the Company nor any Guarantor nor any of the Subsidiaries of the Company shall have taken any action or permitted any condition to exist that would have been prohibited by Section 7.5 through Section 7.16, inclusive, hereof, had such Sections been binding and effective at all times during the period from December 31, 1995 to and including the Closing Date.

     3.3  Officers' Certificates.

     You shall have received

          (a) a certificate dated the Closing Date and signed by the President or a Vice-President and the Treasurer or an Assistant Treasurer of the Company, substantially in the form of Exhibit B1 hereto certifying, among other things, that the conditions specified in Sections 3.2 and 3.9 hereof have been fulfilled,

          (b) certificates dated the Closing Date and signed by the President or a Vice-President and the VicePresident Finance of each Guarantor substantially in the form of Exhibit B2 hereto certifying, among other things, that the conditions specified in Sections 3.2 and 3.9 hereof have been fulfilled,

          (c) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit C1 hereto, with respect to the matters therein set forth, and

          (d) certificates dated the Closing Date and signed by the Secretary or an Assistant Secretary of each Guarantor, substantially in the form of Exhibit C2 hereto, with respect to the matters therein set forth.

     3.4  Legality.

     The Notes shall on the Closing Date qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway" provisions) and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

     3.5  Private Placement Number.

     The Company shall have obtained or caused to be obtained a private placement number for the Notes from the CUSIP Service
Bureau of Standard & Poor's and you shall have been informed of such private placement number.

     3.6  Expenses.
     All fees and disbursements required to be paid pursuant to
Section 1.5 hereof shall have been paid in full.

     3.7  Proceedings Satisfactory

     All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

     3.8  Compliance with this Agreement.

     Each of the Company, the Guarantors and the Subsidiaries of the Company shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with by the Company, such Guarantor or any Subsidiary on or prior to the Closing Date, and such performance and compliance shall remain in effect on the Closing Date.

     3.9  No Dissolution, Merger or Change in Control.

     After the date hereof and through the Closing Date, (a) neither the Company nor any Guarantor shall have dissolved, nor shall any of them have consolidated or merged with, or sold, leased, transferred or otherwise disposed of all or substantially all of its properties and assets to, any Person, whether or not permitted by Section 7.4, and (b) no Change in Control with respect to the Company shall have occurred; and you shall have received on the Closing Date a certificate dated the Closing Date and signed by the President of the Company to such effect and to the effect that no corporate action shall have been taken to initiate or to carry out any of the foregoing.

     3.10 [Reserved].

4.   SPECIAL RIGHTS OF INSTITUTIONS

     4.1  Direct Payment.

     Notwithstanding anything to the contrary herein or in the Notes, the Company shall pay all amounts payable with respect to each Note held by an Institutional Investor (without any presentment of such Notes and without any notation of such payment having been made thereon) by crediting, by federal funds bank wire transfer of immediately available funds, the account of such Institutional Investor in any bank in the United States of America as may be designated in writing by such Institutional Investor, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such Institutional Investor. Your address on Annex 1.2 hereto shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payments as aforesaid. In all other cases, all amounts payable with respect to each Note shall be made by check mailed and addressed to the registered holder of each Note at the address shown in the register maintained by the Company pursuant to Section 6.1 hereof.

     Each holder of Notes agrees that in the event it shall sell or transfer any Note

          (a) it shall, prior to the delivery of such Note (unless it shall have already done so), make a notation thereon of all principal, if any, prepaid on such Note and shall also note thereon the date to which interest shall have been paid on such Note, and

          (b) it shall promptly notify the Company of the name and address of the transferee of any such Note so transferred and the effective date of such transfer.

     4.2  Delivery Expenses.

     If any holder of Notes surrenders any Note to the Company pursuant hereto, the Company shall pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

     4.3  Issue Taxes.

     The Company and the Guarantors shall pay all taxes in connection with the issuance and sale of the Notes, the execution and delivery of the Guaranties of the Notes pursuant to Section 10 hereof and in connection with any modification of this Agreement, the Notes or the Guaranty of the Notes pursuant to
Section 10 hereof, and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company and such Guarantors under this Section 4.3 shall survive the payment or prepayment of the Notes and the termination hereof.

5.   PREPAYMENTS

     5.1  Offer to Prepay upon Change in Control.

          (i) Notice and Offer. In the event of a Change in Control, and whether pursuant to Section 7.4 or otherwise as permitted by this Agreement, then the Company and each Guarantor having knowledge of such Change in Control will, within three (3) Business Days of such Change in Control give written notice of such Change in Control to each holder of Notes by registered mail (with a copy thereof sent via an overnight courier of national reputation) and, simultaneously with the sending of such written notice, give telephonic advice of such Change in Control to an investment officer or other similar representative or agent of each such holder specified on Annex 1.2 to this Agreement at the telephone number specified thereon, or to such other Person at such other telephone number as any holder of a Note may specify to the Company and the Guarantors in writing. Such notice shall be dated the date on which it is given. In the event of a Change in Control, such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay all, but not less than all, of the Notes held by such holder on a date specified in such notice (the "Control Prepayment Date") that is not less than fifteen (15) days and not more than forty-five (45) days after the date of such notice. (If the Control Prepayment Date shall not be specified in such notice, the Control Prepayment Date shall be the fifteenth (15th) day after the date of such notice.) If the Company shall not have received a written response to such notice from each holder of Notes within ten (10) days after the date of posting of such notice to such holder of Notes, then a second written notice shall be immediately sent (via an overnight courier of national reputation) to each such holder of Notes who shall have not previously responded to the Company.

          (b) Acceptance and Payment. To accept such offered prepayment, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than one day prior to the Control Prepayment Date and shall designate in such notice the principal amount of its Notes that it has elected to have prepaid. If so accepted by such holder, such offered prepayment in respect of such principal amount of such Notes shall be due and payable on the Control Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes so elected to be prepaid, together with interest on the Notes then being prepaid accrued to the Control Prepayment Date.

          (c) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 5.1 will be accompanied by an officer's certificate, executed by the President or a Vice President of the Company and dated the date of such offer, specifying:

               (i)   the Control Prepayment Date;

               (ii) the principal amount of each Note offered to be prepaid;

               (iii) the interest to be paid on each such Note, accrued to the Control Prepayment Date; and

               (iv)  in reasonable detail, the nature of the
          Change in Control.

     5.2 Optional Prepayments. The Company may prepay the principal amount of the Notes in whole or in part at any time in multiples of One Million Dollars ($1,000,000) (or, if the aggregate outstanding principal amount of the Notes is less than One Million Dollars ($1,000,000) at such time, then such principal amount), together with

          (i) an amount equal to the Make-Whole Amount in respect of the principal amount of the Notes being so prepaid, and

          (ii) interest on such principal amount then being prepaid accrued to the prepayment date.

     5.3  Notice of Optional Prepayment.

     The Company will give notice of any optional prepayment of the Notes to each holder of the Notes not less than thirty (30) days or more than sixty (60) days before the date fixed for prepayment, specifying:

          (a)  such prepayment date;

          (b)  that the prepayment is being made pursuant to
     Section 5.2 hereof;

          (c) the principal amount of each Note to be prepaid on such date;

          (d) the interest to be paid on each such Note, accrued to the date fixed for prepayment; and

          (e)  the Company's calculation of an estimated
     Make-Whole Amount, if any, (assuming the date of prepayment was the date of such notice) due in connection with such prepayment, accompanied by a copy of any applicable documentation used in connection with determining the Make-Whole Discount Rate in respect thereof.

Such notice of prepayment shall also certify all facts that are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the specified prepayment date. Contemporaneously with such prepayment, the Company shall deliver to each holder of Notes, as of the specified prepayment date, the determination of the Make-Whole Amount referred to in the definition of "Make-Whole Amount" in Section 11.1 hereof (and previously delivered to the Company as provided for in such definition), accompanied by a copy of any applicable documentation likewise previously delivered to the Company and used in connection with determining the Make-Whole Discount Rate in respect of such prepayment. Interest on any overdue prepayment and on any "Make-Whole Amount" to be paid in connection therewith, shall be due to the date of payment, at the rate set forth in Section 1.1(b).

     5.4  Partial Prepayment Pro Rata.

     If at the time any optional prepayment is due under Section
5.2 hereof and there is more than one Note outstanding immediately prior to, as well as after giving effect to, such prepayment, the aggregate principal amount of each optional partial prepayment of the Notes shall be allocated among the holders of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes outstanding immediately prior to such prepayment, with adjustments, to the extent practicable, to equalize for any prepayments not in such proportion.

     5.5  Notation of Notes on Prepayment.

     Upon any partial prepayment of a Note, the holder thereof may (but such holder shall not be compelled to) require that such Note be

          (a) surrendered to the Company pursuant to Section 6.2 hereof in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note,

          (b) made available to the Company for notation thereon of the portion of the principal so prepaid, or

          (c) marked by such holder with a notation thereon of the portion of the principal so prepaid.

If any Note is surrendered to the Company pursuant to this
Section 5.5 or otherwise hereunder, such Note shall be cancelled and shall not be reissued and no new Note shall be reissued in respect of any principal amount of a surrendered Note that shall have been previously paid. This Section 5.5 shall not limit or restrict the Company's obligation to effect payment of any partial prepayment of Notes in accordance with requirements of
Section 4.1 hereof.

     5.6  No Other Optional Prepayments.

     Except as provided in Section 5.2 hereof or in accordance with an offer made in compliance with Section 5.1 or pursuant to
Section 7.4(c) or Section 7.15(c)(ii) hereof, the Company may not make, without the prior written consent of all holders of Notes, any optional prepayment (whether directly or indirectly by purchase or other acquisition) in respect of the Notes.

6.   REGISTRATION; SUBSTITUTION OF NOTES

     6.1  Registration of Notes.

     The Company shall cause to be kept at its office, maintained pursuant to Section 7.3 hereof, a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and neither the Company nor any Guarantor shall be affected by any notice or knowledge to the contrary. The Company shall deem such subsequent holder to have made the representations and warranties set forth in Section 1.3 hereof and will promptly furnish to any such subsequent holder, upon request made prior to or subsequent to a transfer, the type of information described in Section 2.12(c)(ii) hereof.

     6.2  Exchange of Notes.

     Upon surrender of any Note at the office of the Company maintained pursuant to Section 7.3 hereof duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company shall execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor, in denominations of at least Fifty Thousand Dollars ($50,000) (except as may be necessary to reflect any principal amount not evenly divisible by Fifty Thousand Dollars ($50,000)), in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

     6.3  Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is an Institutional Investor, such holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     6.4  Guarantors' Responsibility in respect of New Notes.

     Each Guarantor agrees to execute each new Note, as provided for in the form thereof attached hereto as Exhibit A, being exchanged or delivered in accordance with Section 6.2 and Section
6.3 hereof.

7.   COMPANY BUSINESS COVENANTS

     The Company covenants that on and after the Closing Date and so long as any of the Notes shall be outstanding:

     7.1  Payment of Taxes and Claims.

     The Company will, and will cause each of its Subsidiaries to, pay before they become delinquent,

          (a) all taxes, assessments and governmental charges or levies imposed upon it or its Property, and

          (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon its Property, provided, that items in clause (a) and clause (b) above need not be paid

               (x) while being contested in good faith and by appropriate proceedings as long as adequate book reserves (as required by GAAP) have been established and maintained and exist with respect thereto, and

               (y) so long as the title of the Company or any of its Subsidiaries (as the case may be) to, and its right to use, such Property, is not materially adversely affected thereby.

     7.2  Maintenance of Properties and Corporate Existence.

     The Company will, and will cause each of its Subsidiaries to,

          (a) Property -- maintain its Property in good condition, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

          (b) Insurance -- maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against such casualties and contingencies, of such types (including, without limitation, insurance with respect to losses arising out of Property loss or damage, public liability, workers' compensation, business interruption, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated;

          (c) Financial Records -- keep true books of records and accounts in which full and correct entries shall be made of all its business transactions and which will permit the preparation of accurate and complete consolidated financial statements in accordance with GAAP;

          (d) Corporate Existence and Rights -- do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises, subject to Section 7.4 hereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (e) Compliance with Law -- not be in violation of any law, ordinance or governmental rule or regulation to which it is subject and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violation or failure to obtain could be reasonably expected to have a Material Adverse Effect; and

          (f) Rule 144A Eligibility -- not take or omit to take any action which would cause the Notes not to be eligible for resale pursuant to Rule 144A(d)(3) and (4) as the same may be amended from time to time.

     7.3  Payment of Notes and Maintenance of Office.

     The Company will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes, and will maintain an office at the address of the Company set forth in Section 12.1 hereof where notices, presentations and demands in respect hereof or of the Notes may be made upon it. Such office will be maintained at such address until such time as the Company will notify the holders of the Notes of any change of location of such office, which will in any event be located within the United States of America.

     7.4  Merger; Acquisition; Sale of Assets.

          (a) Merger and Consolidation. The Company will not, and will not permit any of its Subsidiaries to, merge with or into, consolidate with, or sell, lease as lessor, transfer or otherwise dispose of all or substantially all of its Property to, any other Person or permit any other Person to merge with or into or consolidate with it (except that a Subsidiary of the Company may merge with or into, consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, the Company or a Wholly-Owned Subsidiary); provided that the foregoing restriction does not apply to the merger or consolidation of the Company with or into, or the sale, lease, transfer or other disposition by the Company of all or substantially all of its Property to, another corporation, if:

               (i) the corporation that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property (the "Surviving Corporation") shall be organized under the laws of, and have substantially all of its Property located in, the United States of America or any jurisdiction thereof;

               (ii) the due and punctual payment of the principal of and Make-Whole Amount, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants contained herein and in the Notes to be performed and observed by the Company, shall be expressly assumed by the Surviving Corporation pursuant to such agreements or instruments as shall be satisfactory to the Required Holders;

               (iii) each Guarantor shall have reconfirmed its obligations hereunder in writing;

               (iv)  the Company shall have caused to be
          delivered to each holder of Notes an opinion of independent counsel (which opinion and counsel are satisfactory in form and substance to the Required Holders) to the effect that (i) such agreements, reconfirmations and instruments are enforceable in accordance with their terms, (ii) no taxable event or consequence will result to any holder of Notes solely by virtue of such merger, consolidation, purchase, lease or acquisition and the assumption by the Surviving Corporation of the obligations of he Company hereunder and under the Notes, and (iii) the obligations of the Guarantors are in full force and effect; and

               (v) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto,

               (A) no Default or Event of Default shall exist, and

               (B) the Surviving Corporation would be permitted to incur at least One Dollar ($1.00) of additional
          Funded Debt pursuant to Section 7.7 hereof.

          (b) Acquisition of Stock. The Company will not, and will not permit any of its Subsidiaries to, acquire any stock of any corporation if upon completion of such acquisition such corporation would be a Subsidiary of the Company, or acquire all of the assets of, or such of the assets as would permit the transferee to continue any one or more integral business operations of, any Person unless, immediately after the consummation of such acquisition, and after giving effect thereto, no Default or Event of Default exists or would exist and the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section 7.7 hereof and a Subsidiary of the Company would be permitted to incur at least One Dollar ($1.00) of additional Debt pursuant to Section 7.6 hereof. Upon any corporation becoming a Subsidiary of the Company, all of its then existing Debt and Liens securing such Debt shall be deemed incurred for purposes of Section 7.6,
     Section 7.7 and Section 7.9 hereof.

          (c) Sale of Assets. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, abandon or otherwise dispose of any of its assets (except for sales and leases in the ordinary course of business, including sales and leases to customers and dispositions of plant and equipment in connection with normal closures) unless, immediately after giving effect to such proposed disposition, the assets so disposed of by the Company and its Subsidiaries during the then current fiscal year of the Company shall have an aggregate net book value (determined as to particular assets as of the end of the immediately preceding fiscal year), not in excess of ten percent (10%) of Consolidated Net Worth at the end of the immediately preceding fiscal year. In determining such aggregate value, there shall be included the value of any assets disposed of through dispositions of shares pursuant to Section 7.4(a) or

     Section 7.15 but there shall be excluded the value of assets disposed of to the extent that, after giving effect to such sale or lease no Default or Event of Default shall exist and either (i) the Company or such Subsidiary at the time of such disposition either has previously acquired or is simultaneously acquiring, in contemplation of such disposition, substantially similar assets, or has previously entered into, or is simultaneously entering into, a binding purchase or lease agreement or agreements to acquire or lease substantially similar assets, which assets are acquired or leased within one hundred eighty
     (180) days of such disposition or (ii) the Company or such Subsidiary shall, within such period of one hundred eighty
     (180) days, use the proceeds from the disposition to repay Debt of the Company or such Subsidiary, in which event the Company shall offer to prepay, at par and in the manner provided in Section 5.5 hereof, a principal amount of Notes which bears the same ratio to the aggregate outstanding amount of all Notes outstanding as other Debt to be repaid bears to the aggregate outstanding amount of such issues or series of Debt.

     7.5  Restricted Payments and Restricted Investments.

          (a) Limitation on Restricted Payments. The Company will not make or incur and will not suffer or permit any of its Subsidiaries to make or incur (i) any liability to declare or make any Restricted Payment in respect of its Capital Stock or the Capital Stock of any of its Subsidiaries or any Guarantor or (ii) any Restricted Investment or any undertaking or agreement to make a Restricted Investment unless immediately after giving effect to any proposed Restricted Payment or Restricted Investment,

               (A)  the aggregate amount of all Restricted
               Investments and Restricted Payments declared, made or authorized after December 31, 1992 does not exceed the sum of

                    (I)  seventy-five percent (75%) of the
               aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period commencing on January 1, 1993 and ending on the date of such proposed transaction; plus


                    (II) Twenty-Five Million Dollars
                    ($25,000,000);

               (B) no Default or Event of Default exists or would, after giving effect to such Restricted Payment or Restricted Investment, as the case may be, exist;
          and

               (C) the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section 7.7 hereof and a Subsidiary of the Company would be permitted to incur at least One Dollar ($1.00) of additional Debt pursuant to Section 7.6 hereof.

          (b)  Time of Payment.    The Company will not authorize
     a Distribution on its Capital Stock that is not payable within sixty (60) days of authorization.

     7.6  Subsidiary Debt.

     The Company will not at any time permit any of its Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable in respect of any Debt, other than Debt owing to the Company or a Wholly-Owned Subsidiary, unless, (i) immediately after giving effect thereto, Total Subsidiary Debt does not exceed ten percent (10%) of Consolidated Net Worth at such time, and (ii) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist and the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section 7.7.

     7.7  Consolidated Funded Debt to Consolidated Total
Capitalization.

     The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume, guarantee or otherwise become liable in respect of any Funded Debt (other than the Notes) at any time, unless, (i) immediately after giving effect thereto, Consolidated Funded Debt does not exceed forty percent (40%) of Consolidated Total Capitalization at such time, and (ii) immediately prior to, and immediately after the consummation of such transaction, and after giving effect thereto, no Default or Event of Default exists or would exist.

     7.8  Consolidated Net Worth.

     The Company will not permit Consolidated Net Worth at the end of any fiscal quarter of the Company to be less than the sum of (i) Three Hundred Twenty-five Million Dollars ($325,000,000) and (ii) twenty-five percent (25%) of Consolidated Net Income earned after December 31, 1995.

     7.9  Liens.

          (a) Negative Pledge. The Company will not, nor will it permit any of its Subsidiaries to, grant, incur, assume, create or cause or permit to exist, or agree or consent to grant, incur, assume, create or cause or permit to exist in the future (upon the happening of a contingency or otherwise), a Lien upon any of its Property (including, without limitation, any Capital Stock of the Subsidiaries of the Company owned by the Company or any other Subsidiary of the Company), whether now owned or hereafter acquired, except:

               (i)  Liens securing the claims or demands of
          materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 7.1 hereof;

               (ii) Liens incurred or deposits made in the ordinary course of business

                    (A)  in connection with workers'
               compensation, unemployment insurance, social security and other like laws, and

                    (B)  to secure the performance of letters of
               credit, bids, tenders, sales contracts, leases, statutory obligations, surety and performance bonds (of a type other than set forth in Section 7.9(a)(iii)
               hereof) and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

               (iii) Liens

                    (A)  arising from judicial attachments and
               judgments,

                    (B)  securing appeal bonds or supersedeas
               bonds, and

                    (C)  arising in connection with court
               proceedings (including, without limitation, surety bonds and letters of credit or any other instrument serving a similar purpose),

provided that (1) the execution or other enforcement of such Liens is effectively stayed, (2) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (3) adequate reserves (in accordance with GAAP) have been established and maintained in respect thereof and (4) the existence of the judgment or attachment giving rise to the Lien shall not constitute an Event of Default;

               (iv) Liens on Property of a Subsidiary of the Company, provided that such Liens secure only obligations owing to the Company;

               (v)  Liens in the nature of reservations,
          exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real Property, provided that such Liens do not individually or in the aggregate materially detract from the value of said Properties or materially interfere with the use by the Company or its Subsidiaries of such Property in the ordinary conduct of the business of the Company and such Subsidiaries;

               (vi) Liens on Property arising in connection with Capital Leases so long as each such

          Lien encumbers only Property that is the subject of the related Capital Lease and no other Property of the Company or any of its Subsidiaries and immediately before, and after giving effect thereto, no Default or Event of Default exists or would exist and (A) the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section
          7.7 hereof and (B) a Subsidiary of the Company would be permitted to incur at least One Dollar ($1.00) of additional Debt pursuant to Section 7.6 hereof;

               (vii)  Liens in existence on the Closing Date
          securing Debt and listed on Annex 7.9 hereto; and

               (viii) Purchase Money Liens, if, after giving effect thereto and to any concurrent transactions:

                    (A)  each such Purchase Money Lien secures
               Debt of the Company or any of its Subsidiaries in an amount not exceeding one hundred percent (100%) of the cost of acquisition of the particular Property to which such Debt relates (or, in the case of a Lien existing on any Property of any corporation at the time it becomes a Subsidiary of the Company, one hundred percent (100%) of the Fair Market Value of such Property at such time);

                    (B)  no Default or Event of Default would
               exist and (I) the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section 7.7 hereof and
               (II) a Subsidiary of the Company would be permitted to incur at least One Dollar ($1.00) of additional Debt pursuant to Section 7.6 hereof;


               (ix) Liens incurred in connection with the sale by the Company or a Subsidiary of accounts receivable of the Company or a Subsidiary (a "receivables sale") permitted by Section 7.4(c) or the borrowing of money by the Company or a

          Subsidiary permitted by Section 7.6 and
          Section 7.7 and the repayment of which is secured by accounts receivable of the Company or a Subsidiary (a "receivables financing"), including such amount of accounts receivable as may be in excess of the sale price or the amount borrowed, provided that: (A) the Property subject to such Lien shall consist solely of accounts receivable of the Company or a Subsidiary, he obligor of which is a Person other than the Company or a Subsidiary; (B) the purchaser of the accounts receivable or the lender (the repayment of whose loan is secured by such accounts receivable, as the case may
          be) shall have no recourse to the Company or any Subsidiary or to any Property of the Company or any Subsidiary other than such accounts receivable for any liability arising out of the receivables financing or receivables sale; and (C) the accounts receivable which are subject to the Lien permitted hereby shall be identified at the time the receivables sale or receivables financing is consummated and additional receivables shall not thereafter be subjected to the Lien created at that time; and

               (x) other Liens on Property of the Company or a Subsidiary provided that the Debt or other obligations secured by such Liens shall not at any time exceed ten percent (10%) of Consolidated Net Worth.

          (b) Equal and Ratable Lien; Equitable Lien. In case any Property shall be subjected to a Lien in violation of this Section 7.9, the Company will forthwith make or cause to be made, to the fullest extent permitted by applicable law, provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby, pursuant to such agreements and instruments as shall be approved by the Required Holders, and the Company will cause to be delivered to each holder of a Note an opinion of independent counsel (in form and substance satisfactory to the Required Holders) to the effect that such agreements and instruments are enforceable in accordance with their terms, and in any such case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders of Notes may be entitled under applicable law, of an equitable Lien on such Property securing the Notes. Such violation of this Section
     7.9 constitutes an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.9(b).

          (c) Financing Statements. The Company will not, and will not permit any of its Subsidiaries to, sign or file a financing statement under the Uniform Commercial Code (or similar statute) of any jurisdiction that names the Company or such Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except, in any such case, a financing statement filed or to be filed to perfect or protect a security interest that the Company or such Subsidiary is entitled to create, assume or incur, or permit to exist, under the foregoing provisions of this Section 7.9 or to evidence for informational purposes a lessor's interest in Property leased to the Company or any such Subsidiary.

     7.10 ERISA.

          (a) Compliance. The Company will, and will cause each ERISA Affiliate, at all times with respect to each Pension Plan and Multiemployer Plan, to make timely payment of contributions required to meet the minimum funding standard in respect of such Person set forth in ERISA or the IRC with respect thereto, and to comply with all other applicable provisions of ERISA.

          (b) Relationship of Vested Benefits to Pension Plan Assets. Except as, to the extent and for the period of time described in Annex 2.12, the Company will not at any time permit the present value of all employee benefits vested under each Pension Plan to exceed the assets of such Pension Plan allocable to such vested benefits at such time, in each case determined pursuant to Section 7.10(c) hereof, except to the extent that the Company could, at such time, incur Debt in the amount of such excess in compliance with Section
     7.6 and Section 7.7 and otherwise complies with this Section
     7.10.

          (c) Valuations. All assumptions and methods used to determine the actuarial valuation of vested employee benefits under Pension Plans and the present value of assets of Pension Plans will be reasonable in the good faith judgment of the Company and will comply with all requirements of law.

          (d) Prohibited Actions. The Company will not, and will not permit any ERISA Affiliate to:

               (i) engage in any "prohibited transaction" (as such term is defined in section 406 of ERISA or section
          4975 of the IRC) that would result in the imposition of a tax or penalty;

               (ii) incur with respect to any Pension Plan any "accumulated funding deficiency" (as such term is defined in section 302 of ERISA), whether or not waived;

               (iii) terminate any Pension Plan in a manner that could result in

                    (A) the imposition of a Lien on the Property of the Company or any of its Subsidiaries pursuant to section 4068 of ERISA, or

                    (B)  the creation of any liability under
               section 4062 of ERISA;

                         (iv) fail to make any payment required
                    by section 515 of ERISA; or

                         (v)  except  as  disclosed  on   Annex
                    2.12 hereto, be an "employer" (as such term is defined in section 3 of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term is defined in section 4001 of ERISA) required to contribute to any Multiple Employer Pension Plan.

     7.11 Transactions with Affiliates.

          The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     7.12 Pro-Rata Offers.

          The Company will not, nor will it permit any of its Subsidiaries or any Affiliate to, directly or indirectly, acquire or make any offer to acquire any Notes other than as permitted by Section 5.7 and then only if the Company or such Subsidiary or Affiliate shall have offered to acquire Notes, pro rata, from all holders of the Notes and upon the same terms. In case the Company acquires any Notes, such Notes will thereafter be cancelled and no Notes will be issued in substitution therefor.

     7.13 Private Offering.

          The Company will not, nor will it permit any Person acting on its behalf to, offer the Notes or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Notes within the provisions of section 5 of the Securities Act.

     7.14 Environmental Compliance.

          (a) Compliance. The Company will at all times be, and will at all times cause its Subsidiaries to be, in compliance with all Environmental Protection Laws in effect in each jurisdiction where each such Person is doing business, if the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

          (b) Liability. The Company will not permit itself, nor will it permit any of its Subsidiaries, to be subject to any liability under any Environmental Protection Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     7.15 Sales of Subsidiary Stock.

     The Company will not at any time, and will not at any time permit any of its Subsidiaries to, sell or otherwise dispose of any shares of Capital Stock (or any options or warrants to purchase Capital Stock or other Securities exchangeable for or convertible into Capital Stock) of a Subsidiary of the Company (said Capital Stock, options, warrants and other Securities herein called "Subsidiary Stock"), nor will any Subsidiary of the Company issue, sell or otherwise dispose of any shares of its own Subsidiary Stock to any Person other than the Company or a Wholly-Owned Subsidiary; provided that the foregoing restrictions do not apply to:

          (a)  the issue of directors' qualifying shares;

          (b) the sale for an all cash consideration to a Person (other than directly or indirectly to an Affiliate) of the entire Investment (whether represented by stock, debt, claims or otherwise) of the Company and its other Subsidiaries in any Subsidiary, if all of the following conditions are met:

                    (i)   in the good faith opinion of the Board
               of Directors of the Company, the sale is for Fair
               Market Value and is in the best interests of the Company;

                    (ii) the Subsidiary being disposed of has no continuing Investment (x) in any other Subsidiary not being simultaneously disposed of in a transaction which meets the conditions set forth in this Section 7.15(b) or (y) in the Company; and

                    (iii) the aggregate book value of all such
               Voting Stock (or of the Property or other assets of the Subsidiary if greater) disposed of by the Company and its Subsidiaries during the then current fiscal year of the Company, when added to the aggregate net book value of assets disposed of pursuant to Section 7.4(c) during such fiscal year, shall not exceed ten percent (10%) of Consolidated Net Worth and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of

               Default would exist, and (A) the Company would be permitted to incur at least One Dollar ($1.00) of additional Funded Debt pursuant to Section 7.7 hereof and (B) a Subsidiary of the Company would be permitted to incur at least One Dollar ($1.00) of additional Debt pursuant to Section 7.6 hereof; and

          (c) the sale for an all cash consideration to a Person (other than directly or indirectly to an Affiliate) of the entire Investment (whether represented by stock, debt, claims or otherwise) of the Company and its other Subsidiaries in any Subsidiary, if all of the following conditions are met:

               (i)  the conditions set forth in Section
           7.15(b)(i) and(ii) are met;

               (ii) the entire consideration received by the Company shall be used, within one hundred eighty (180) days of the date of such sale (A) to acquire Property or assets useful, in the opinion of the Board of Directors of the Company, in the business of the Company and being acquired, in the opinion of the Board of Directors, at not more than the fair market value thereof or (B) to repay Debt of the Company or its Subsidiaries (in which event the Company shall offer to prepay, at par and in the manner provided in Section
          5.5 hereof, a principal amount of Notes which bears the same ratio to the aggregate outstanding amount of all Notes outstanding as the principal amount of other Debt to be repaid bears to the aggregate outstanding principal amount of all such other Debt); and

               (iii) prior to the consummation of such sale, the Company shall have furnished to each holder of Notes a detailed description of the proposed action, together with a certificate of the President of the Company attesting to the action of the Board of Directors as set forth above.

          (d) the participation by the Company or a Subsidiary of the Company in joint ventures or other commercial endeavors, whether by creation of a minority interest in the Voting Stock of a Subsidiary or by contribution of Voting Stock of a Subsidiary to such venture or endeavor provided that after giving effect to each such transaction (i) there shall not have occurred a Default or Event of Default, (ii) the Company shall be in compliance with the provisions of Section 7.5 and (iii) the aggregate bookvalue of all such Voting Stock (or of the Property or other assets of the Subsidiary attributable to such interest, if greater) shall not exceed ten percent (10%) of Consolidated Net Worth.

     Without limiting the foregoing, the Company will not permit any Subsidiary to issue or have outstanding any Preferred Stock if such Preferred Stock is to be held by a Person other than the Company or a Wholly-Owned Subsidiary and the Company shall not sell, or permit any Subsidiary to sell, any Preferred Stock of any Subsidiary to any Person other than to the Company or to a Wholly-Owned Subsidiary.

     7.16 Pari Passu Ranking of Notes.

     The Company warrants that its obligations under this Agreement and the Notes do, and undertakes that the same will continue to, rank at least pari passu with all its other present and future unsecured senior obligations.

8.   INFORMATION AS TO COMPANY

     8.1  Financial and Business Information.

          The Company shall deliver to each holder of Notes:

          (a) Quarterly Statements -- as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), and in any event within sixty (60) days thereafter, duplicate copies of:

               (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter;

     (provided that so long as the Company shall continue to file on a timely basis required reports on Form 10-Q, such reports may be furnished in satisfaction of the requirements of this Sction 8.1(a)), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a principal financial officer of the Company, and accompanied by the certificate required by
     Section 8.2 hereof;

          (b) Annual Statements -- as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, duplicate copies of:

               (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

     setting forth in comparative form the figures for the previous year in the case of the balance sheets referred to in clause (i) and for the previous two fiscal years in the case of the consolidated statements referred to in clause
     (ii), all in reasonable detail, prepared in accordance with GAAP, and accompanied by

               (x) in the case of such consolidated statements, an opinion thereon of the accountants named in Section
          2.2 hereof or other independent certified public accountants of recognized national standing selected by the Company, which opinion shall, without qualification (including, without limitation, any qualification with respect to the scope of any audit), state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,

               (y) a certification by a principal financial officer of the Company that such consolidated statements are complete and correct, and

               (z)  the certificates required by Section 8.2 and
          Section 8.3 hereof;

          (c) Audit Reports -- promptly upon receipt thereof, a copy of each other report (including, without limitation, any reports to management on internal controls) submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary;

          (d) SEC and Other Reports -- promptly upon their becoming available one copy of each financial statement, report, notice or proxy statement sent by the Company or any of its Subsidiaries to stockholders generally, and of each regular or periodic report and any registration statement, offering circular, prospectus or written communication (other than transmittal letters), and each amendment thereto, in respect thereof filed by the Company or any of its Subsidiaries with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

          (e) ERISA -- as soon as possible, and in any event within ten (10) Business Days after, becoming aware of the occurrence of any

               (i) "reportable event" (as such term is defined in section 4043 of ERISA) as to which the 30-day notice requirement has not been waived by the PBGC or


               (ii) "prohibited transaction" (as such term is defined in section 406 or section 4975 of the IRC)

     in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto;

          (f) ERISA Waivers -- prompt written notice of and a description of any request pursuant to section 303 of ERISA or section 412 of the IRC for, or notice of the granting pursuant to said section 303 or said section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the IRC, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any waived "funding deficiency" (as such term is defined in said section 303 or said section 412) and the terms of such waiver, in each of the cases specified in this clause (f), where the effect of such conditions or events or of events or conditions related thereto would reasonably be expected to have a Material Adverse Effect;

          (g) Other ERISA Notices -- prompt written notice of and, where applicable, a description of

               (i) any notice from the PBGC in respect of the commencement of any proceedings pursuant to section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan,

               (ii) any distress termination notice delivered to the PBGC under section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof,

               (iii) the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA,

               (iv) any Multiemployer Plan becoming "insolvent"
          (as such term is defined in section 4245 of ERISA),

               (v)   the whole or partial withdrawal of the
          Company or any ERISA Affiliate from any Multiemployer
          Plan and the withdrawal liability incurred in connection therewith, and

                (vi) the withdrawal of the Company or any ERISA
          Affiliate from any Multiple Employer Pension Plan and the withdrawal liability under ERISA incurred in connection therewith;

     in each of the cases specified in the foregoing clauses (i) through (vi), inclusive, where the effect of such conditions or events or of events or conditions related thereto would reasonably be expected to have a Material Adverse Effect,

          (h) Notice of Default or Event of Default -- immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (i) Notice of Claimed Default -- immediately upon becoming aware that the holder of any evidence of indebtedness or other Security of the Company or any of its Subsidiaries shall have given notice or taken any other action with respect to a claimed event of default or default thereunder a written notice specifying the notice given or action taken by such holder and the nature of the claimed event of default or default and what action the Company is taking or proposes to take with respect thereto;

          (j) Rule 144A Information -- with reasonable promptness,such data and information as from time to time may be reasonably requested to comply with 17 C.F.R.
     Section 230.144A, as amended from time to time; and

          (k) Other Requested Information -- with reasonable promptness, such other data and information as from time to time may be reasonably requested by any Purchaser or by any other Institutional Investor which is a holder of Notes.

     8.2  Officers' Certificates.

     Each set of financial statements delivered to each holder of Notes pursuant to Section 8.1(a) or Section 8.1(b) hereof shall be Accompanied by a certificate of the President or a Vice-President and the Treasurer or an Assistant Treasurer of the Company setting forth:

          (a) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 7.4 through Section 7.16 hereof, inclusive, during the fiscal period covered by the income statement then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amounts, ratio or percentage then in existence); and

          (b) Event of Default -- a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     8.3  Accountants' Certificates.

     Each set of annual financial statements delivered pursuant to Section 8.1(b) hereof shall be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and stating further, whether, in making their audit, such accountants have become aware of any condition or event which then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

     8.4  Inspection.

     The Company shall permit the representatives of any Purchaser or any other Institutional Investor which is the holder of at least One Million Dollars ($1,000,000) aggregate principal amount of Notes (at the expense of such Person unless a Default or Event of Default shall have occurred and be continuing and then at the expense of the Company and without regard to the aggregate principal amount of Notes held by such holder) upon at least twenty-four (24) hours' prior notice to the Chief Financial Officer of the Company, to visit and inspect any of the Properties of the Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants so to discuss its finances and affairs and the finances and affairs of its Subsidiaries) all at such reasonable times and as often as may be reasonably requested and subject to the provisions of
Section 12.9.

     8.5  Report to NAIC.

     Concurrently with the delivery to you of each annual statement required by Section 8.1(b) hereof, the Company shall deliver a copy thereof to: Securities Valuation Office, National
Association of Insurance Commissioners, 195 Broadway, New York,
New York 10007.

9.   EVENTS OF DEFAULT

     9.1  Nature of Events.

     An "Event of Default" shall exist if any of the following occurs and is continuing:

          (a)  Principal or Make-Whole Amount Payments -- the
     Company shall fail to make any payment of principal or Make-
     Whole Amount on any Note on or before the date such payment is due;

          (b) Interest Payments -- the Company shall fail to make any payment of interest on any Note on or before five
     (5) Business Days after the date such payment is due;

          (c)  Default of Guaranty -- the Guaranty set forth in
     Section 10 hereof or in the Notes or any provision thereof, shall cease to be in full force and effect, or any Guarantor shall deny or disaffirm all or any portion of its obligations under such Guaranty;

          (d) Other Defaults -- the Company or any of its Subsidiaries shall (i) fail to give any notice required to be given pursuant to Section 8.1(h) or (ii) fail to perform or observe any other covenant or to comply with any other provision hereof, and, in the case of clause (ii) hereof, such failure continues for more than thirty (30) days;

          (e) Warranties or Representations -- any warranty, representation or other statement by or on behalf of the Company or any Guarantor contained herein or in any instrument furnished in compliance with or in reference hereto shall have been false or misleading in any material respect when made;

          (f)  Default on Indebtedness or Other Security --

               (i) the Company, any Guarantor or any of the Subsidiaries of the Company shall fail to make any payment on any Debt when due; or

               (ii) any event shall occur or any condition shall exist in respect of any Debt or any Security of the Company, any Guarantor or any of the Subsidiaries of the Company, or under any agreement securing or relating to such Debt or Security, that immediately or with any one or more of the passage of time, the giving of notice or the expiration of waivers or modifications granted in respect of such event or condition:

                    (A)  causes (or permits any one or more of
               the holders thereof or a trustee therefor to cause) any such Debt in excess, in the aggregate, of Ten Million Dollars ($10,000,000) to become due prior to its stated maturity or prior to its regularly scheduled date or dates of payment; or

                    (B)  permits any one or more of the holders
               thereof or a trustee therefor to require the Company, any Guarantor or any such Subsidiary to repurchase such Debt or such Security from such holder.

          (g)  Involuntary Bankruptcy Proceedings --

               (iii) a receiver, liquidator, custodian or trustee of the Company, any Guarantor or any of the Subsidiaries of the Company, or of all or any of the Property of any thereof, shall be appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief shall be entered with respect to the Company, any Guarantor or any of the Subsidiaries of the Company, or the Company, any Guarantor or any of the Subsidiaries of the Company shall be adjudicated a bankrupt or insolvent; or

               (iv) any of the Property of the Company, any Guarantor or any of the Subsidiaries of the Company shall be sequestered by court order and such order remains in effect for more than ninety (90) days; or

              (v) a petition shall be filed against the Company, any Guarantor or any of the Subsidiaries of the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within ninety (90) days after such filing;

          (h) Voluntary Petitions -- the Company, any Guarantor or any o the Subsidiaries of the Company shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law;

          (i) Assignments for Benefit of Creditors, etc. -- the Company, any Guarantor or any of the Subsidiaries of the Company shall make an assignment for the benefit of its creditors, or admits in writing its inability, or fails, to pay its debts generally as they become due, or shall consent to the appointment of a receiver, liquidator or trustee of the Company, any Guarantor or any of the Subsidiaries of the Company or of all or any part of the Property of any thereof; or

          (j) Undischarged Final Judgments -- a final judgment or final judgments for the payment of money aggregating in excess of Twenty-Five Million Dollars ($25,000,000) is or are outstanding against one or more of the Company, the Guarantors and the Subsidiaries of the Company and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry and shall not have been discharged in full or stayed.

     9.2  Default Remedies.

          (a)  Acceleration on Event of Default.

          (i)  If an Event of Default specified in clause (g),
     (h) or (i) of Section 9.1 hereof shall exist, all of the Notesat the time outstanding shall automatically become immediately due and payable together with interest accrued thereon without presentment, demand, protest or notice of any kind or any other action whatsoever, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Make-Whole Amount with respect to such principal amount of such Notes and, If an Event of Default other than those specified in clause (g), (h) or
     (i) of Section 9.1 hereof shall exist, the holder or holders of at least twenty-five percent (25%) in principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Guarantor, any Subsidiary of the Company or any Affiliate) may exercise any right, power or remedy permitted to such holder or holders by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind or other ac ion whatsoever, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes and, to the extent permitted by law, the Make-Whole Amount with respect to such principal amount of such Notes.

          (b) Acceleration on Payment Default. During the existence of an Event of Default described in Section 9.1(a) or Section 9.1(b) hereof, and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 9.2(a)(ii) hereof, and notwithstanding any action taken by holders of the Notes pursuant to Section 9.3 hereof, any holder of Notes who or which shall have not consented to any waiver with respect to such Event of Default may, at its option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind or any other action whatsoever, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes and, to the extent permitted by law, the Make-Whole Amount with respect to such principal amount of such Notes.

          (c) Valuable Rights. The Company acknowledges, and the parties hereto agree, that the right of each holder to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) is a valuable right and that the provision for payment of a Make-hole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

          (d) Other Remedies. During the existence of an Event of Default and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 9.2(a)(ii) hereof and irrespective of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights hereunder and under such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained herein or in aid of the exercise of any power granted herein, provided that the maturity of such holder's Notes may be accelerated only in accordance with
     Section 9.2(a) and Section 9.2(b) hereof.

          (e) Nonwaiver and Expenses. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company or any Guarantor shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, or shall fail to comply with any other provision hereof, the Company and each such Guarantor shall pay to each holder of Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to it.

     9.3  Annulment of Acceleration of Notes.

     If a declaration is made pursuant to Section 9.2(a)(ii) hereof, then and in every such case, the holders of at least sixty-five (65%) in aggregate principal amount of the Notes then outstanding (exclusive of Notes then owned by any one or more of the Company, any Guarantor, any of the Subsidiaries of the Company and any Affiliates) may, by written instrument filed with the Company or any Guarantor, rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree shall have been entered for the payment of any moneys due on or pursuant hereto or the Notes;

          (b) all arrears of interest upon all the Notes and all other sums payable hereunder and under the Notes (except any principal of, or interest or Make-Whole Amount on, the Notes which shall have become due and payable by reason of such declaration under Section 9.2(a)(ii) hereof) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been waived pursuant to Section 12.5 hereof or otherwise made good or cured,

and provided further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon or effect any holders' rights under Section 9.1(a) and Section 9.1(b).

     9.4  Application of Acceleration Payments.

     Any payments received by any holder of Notes pursuant to, or in respect of, Section 9.2 hereof shall, at the time of the receipt thereof, be applied by such holder (i) first, to all unpaid expenses of such holder under
Section 1.5, Section 9.2(e) and Section 10.5 hereof, (ii) second, to all accrued and unpaid interest on such holder's Notes, (iii) third, to any Make-Whole Amount payable to such holder in respect of its Notes and (iv) fourth, to the aggregate principal amount of the Notes of such holder then outstanding.

10.  GUARANTY AND OTHER RIGHTS AND UNDERTAKINGS OF GUARANTORS.

     10.1 Guaranteed Obligations.

     Each Guarantor hereby irrevocably and unconditionally guarantees, as and for its own debt, until final and indefeasible payment has been made, the due and punctual payment of the principal and interest and Make-Whole Amount, if any, on all Notes at any time outstanding and the due and punctual payment of all moneys payable, and all other indebtedness owing, by the Company under the Note Purchase Agreement (collectively, the "Guaranteed Obligations") in each case when and as the same shall become due and payable, whether at maturity, pursuant to optional prepayment, by acceleration or otherwise, all in accordance with the terms and provisions thereof; it being the intent of the Guarantors that the guaranty set forth in this Section 10 shall be a guaranty of payment and not a guaranty of collection. Each Guarantor hereby further unconditionally guarantees the punctual and faithful performance, keeping, observance and fulfillment by the Company of all duties, agreements, covenants and obligations of the Company contained in the Notes and in the Note Purchase Agreement. In the event the Company fails to make, on or before the due date thereof, any payment to be made of any principal amount of, or interest or Make-Whole Amount (if any) on, or in respect of, the Notes or of any other amounts due under the Notes and/or the Note Purchase Agreement or if the Company shall fail to perform, keep, observe or fulfill any such obligation as aforesaid in the manner provided in any one or more of the Notes and/or the Note Purchase Agreement, each Guarantor shall cause forthwith to be paid the moneys to be paid and shall cause to be performed, kept, observed or fulfilled the obligations to be performed, kept, observed or fulfilled as if such payment or performance, as the case may be, were being made under the Notes or the Note Purchase Agreement, as appropriate.

     10.2 Performance by Guarantors.

     Each Guarantor agrees that its liability under this Section 10 shall be immediate and shall not be contingent upon the exercise or enforcement by any holder of Notes of whatever remedies it may have against the Company or any other guarantor or the enforcement of any Lien or realization upon any security such holder may at any time possess or have available for its benefit.

     The Guaranty set forth in this Section 10 is a primary and original joint and several obligation of the Guarantors and is an absolute, unconditional, continuing and irrevocable guaranty of payment and shall remain in full force and effect without respect to future changes in conditions, including change of law, or any invalidity or irregularity with respect to the issuance of any obligations (including, without limitation, any of the Notes) of the Company, or with respect to the execution and delivery of any agreement (including, without limitation, any of the Note Purchase Agreement or the Notes) between the Company and any one or more of the holders of Notes, or with respect to the genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations.

     10.3 Waivers; Subrogation; Offsets.

     Each Guarantor does hereby waive: notice of acceptance hereof; notice of any purchase of Notes issued under the Note Purchase Agreement or the extension of credit from time to time given by any holder of Notes to the Company and the creation, existence or acquisition of any of the Guaranteed Obligations; notice of the amount of the Guaranteed Obligations, subject, however, to such Guarantor's right to make inquiry of any holder of Notes to ascertain the amount of the Guaranteed Obligations held by such holder at any reasonable time; notice of adverse change in the financial condition of the Company or of any other fact which might increase such Guarantor's risk; notice of presentment for payment, demand, protest and notice thereof as to the Notes or any other instrument; notice of default (including any Default or Event of Default hereunder); all defenses, offsets and counterclaims which a Guarantor may at any time have to any claim of any holder of Notes against the Company; and all other notices and demands to which such

Guarantor might otherwise be entitled. Each Guarantor further waives the rights by statute or otherwise to require any holder of Notes to institute suit against the Company or to exhaust its rights and remedies against the Company or any other guarantor, such Guarantor being bound to the payment of each and all Guaranteed Obligations in respect of each holder of Notes, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to each such holder of Notes by such Guarantor. Each Guarantor further waives any defense arising by reason of any disability or other defense of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect of the Guaranteed Obligations.

     Until all of the Guaranteed Obligations shall have been indefeasibly paid in full and subject to Section 10.5 and Section
10.13 hereof, no Guarantor shall have any right of subrogation, reimbursement or indemnity whatsoever and no right of recourse to or with respect to any assets or Property of the Company.
Nothing shall discharge or satisfy the liability of such Guarantor hereunder except the full and final performance and indefeasible payment of the Guaranteed Obligations.

     Each holder of Notes shall have, to the fullest extent permitted by law, the right of set-off in respect of any and all credits and any and all other Property of each Guarantor, now or at any time whatsoever with, or in the possession of, such holder for any and all obligations of such Guarantor hereunder.

     10.4 Releases.

     Each Guarantor consents and agrees that, without notice to such Guarantor and without affecting or impairing the obligations of such Guarantor hereunder, any holder of Notes may, in the manner provided in the Notes or the Note Purchase Agreement, by action or inaction, directly or indirectly, compromise or settle, extend the period of duration or the time for the payment or discharge or performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Notes or the Note Purchase Agreement, or may grant other indulgences to the Company in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Notes and the Note Purchase Agreement, or may, by action or inaction, release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not, or may exchange, enforce, waive or release, by action or inaction, directly or indirectly, any security for, the guaranty in this Section 10 or any Guaranteed Obligation. Further, no holder of Notes shall have any obligation to, and shall have any liability for failing to, obtain or perfect or to maintain, or cause to be obtained, perfected or maintained, the perfection of any security interest or other Lien on Property to secure the Guaranteed Obligations or the obligations of any guarantor in respect thereof.

     10.5 Marshaling; Revival of Obligations.

     Each Guarantor consents and agrees that no holder of Notes shall be under any obligation to marshall any assets in favor of any Guarantor, or against or in payment of any or all of the Guaranteed Obligations. Each Guarantor agrees to pay all expenses incurred by each holder of Notes in connection with the evaluation, protection, assertion or enforcement of its rights under the Note Purchase Agreement and the guaranty set forth in this Section 10, including, without limitation, court costs, collection charges and reasonable attorneys' fees and disbursements.

     Each Guarantor further agrees that to the extent the Company makes a payment or payments to any holder of Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made and the Guarantors shall be primarily, jointly and severally liable for such obligation.


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
     10.6 Subordination.

     In the event that for any reason whatsoever, the Company is now or hereafter becomes indebted to a Guarantor, such Guarantor agrees that the amount of such indebtedness and all interest thereon shall at all times be subordinate as to time of payment and in all other respects to all the Guaranteed Obligations, and that such Guarantor shall not be entitled to enforce or receive payment thereof until all sums then due and owing to the holders of Notes in respect of the Guaranteed Obligations shall have been paid in full. If any payment shall have been made to a Guarantor by the Company on any said indebtedness during any time that there are Guaranteed Obligations outstanding, such Guarantor shall hold in trust all such payments for the benefit of the holders of Notes and shall make said payment to such holders to be credited and applied against obligations of the Company in accordance with the discretion of, and pursuant to instructions from, the Required Holders.

     10.7 No Election.

     Each holder of Notes shall (individually or collectively with the other holders) have the right to seek recourse against any one or more of the Guarantors to the full extent provided for in this Section 10, and against the Company to the full extent provided for in the Notes and the Note Purchase Agreement. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such holder of Notes, to proceed in any other form of action or proceeding or against other parties unless such holder of Notes has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any holder of Notes against the Company under any document or instrument evidencing Guaranteed Obligations shall serve to diminish the liability of any Guarantor under this Section 10 except to the extent that such holder finally and unconditionally shall have realized payment by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Guarantor's right of subrogation against the Company. Each Guarantor is fully aware of the financial condition of the Company. Each Guarantor is executing and delivering this guaranty based solely upon its own independent

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
investigation and in no part upon any representation or statement of any one or more of the holders of Notes with respect thereto. Each Guarantor is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Company as such Guarantor may deem material to its obligations hereunder, and such Guarantor is not relying upon, nor expecting, any holder of Notes to furnish it any information concerning the financial condition of the Company.

     10.8 Severability.

     Subject to Section 9 hereof, each of the rights and remedies granted under this Section 10 to each holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder of Notes.

     10.9 Other Enforcement Rights.

     Each holder of Notes may proceed, as provided in Section
10.8 hereof, to protect and enforce the guaranty of the Guarantors under this Section 10 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein (including, without limitation, in this Section 10) or in execution or aid of any power herein granted; or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.

     10.10  Delay or Omission; No Waiver.

     No course of dealing on the part of any holder of Notes and no delay or failure on the part of any such Person to exercise any right under the Note Purchase Agreement (including, without limitation, this Section 10) shall impair such right or operate as a waiver of such right or otherwise prejudice such Person's rights, powers and remedies hereunder. Every right and remedy given in or by this Section 10 or by law to any holder of Notes may be exercised from time to time as often as may be deemed expedient by such Person.


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
     10.11  Restoration of Rights and Remedies.

     If any holder of Notes shall have instituted any proceeding to enforce any right or remedy in this Section 10, otherwise than under the Note Purchase Agreement or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and each Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.

     10.12  Cumulative Remedies.

     No remedy under the Note Purchase Agreement (including, without limitation, this Section 10) or the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given thereunder.

     10.13  Miscellaneous.

     Each Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made under this Section 10 or in connection with this Section 10, or any claim of subrogation arising in connection with respect to any payment made under this Section 10, against the Company or the estate of the Company (including Liens on the Property of the Company or the estate of the Company), in each case if, and for so long as, the Company is the subject of any proceeding brought under Title 11 of the United States Code, or any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against the Company or the estate of the Company in the course of such proceeding in respect of the rights referred to in this paragraph, and further agrees that each holder of Notes may specifically enforce the provisions of this paragraph.


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
     If an Event of Default exists, then the holders of Notes (as provided in Section 9 hereof) shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and each Guarantor, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the holders of Notes shall have immediate recourse to the Guarantors to the fullest extent set forth herein.

     10.14  Continuing Guaranty.

     The Guarantors' obligations in this Section 10 are continuing obligations and shall apply to all Guaranteed
Obligations whenever arising.

     10.15  Inspection.

     Each Guarantor shall permit the representatives of any Purchaser or any other Institutional Investor which is the holder of at least One Million Dollars ($1,000,000) aggregate principal amount of Notes (at the expense of such Person unless a Default or Event of Default shall have occurred and be continuing and then at the expense of the Guarantor), upon at least twenty-four
(24) hours' prior written notice to the Guarantor in care of the Chief Financial Officer of the Company to visit and inspect any of the Properties of such Guarantor or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision each Guarantor authorizes said accountants to discuss its finances and affairs and the finances and affairs of its Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

     10.16  Maintenance of Properties and Corporate Existence.

     Each Guarantor will

          (a) Property -- maintain its Property in good condition, ordinary wear and tear excepted, and make all necessary renewals, replacements, additions, betterments and improvements thereto;

          (b) Financial Records -- keep true books of records and accounts in which full and correct entries shall be made of all its business transactions and which will permit the provision of accurate and complete financial statements in accordance with GAAP;

          (c) Corporate Existence and Rights -- do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; and

          (d) Compliance with Law -- not be in violation of any law, ordinance or governmental rule or regulation to which it is subject and not fail to obtain any license, certificate, permit, franchise or other governmental authorization necessary to the ownership of its Properties or to the conduct of its business if such violation or failure to obtain could be reasonably expected to have a Material Adverse Effect.

     10.17  Merger; Acquisition.

     No Guarantor will merge into, consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its Property to, any other Person or permit any other Person to consolidate with or merge into it (except that the Company may merge with a Guarantor if the Company is the surviving corporation); provided that the foregoing restriction does not apply to the merger or consolidation of a Guarantor with another corporation, if:

          (a) the corporation that results from such merger or consolidation or that purchases, leases, or acquires all or substantially all of such Property (the "Guarantor Surviving Corporation") is organized under the laws of the United States of America or any jurisdiction thereof;

          (b) the due and punctual payment of all the Guaranteed Obligations and all other obligations of such Guarantor hereunder and the punctual performance and observance of all the covenants herein to be performed or observed by such Guarantor are expressly and effectively assumed by such Guarantor Surviving Corporation pursuant to such agreements and instruments as shall be approved by the Required Holders, and such Guarantor will cause to be delivered to each holder of Notes an opinion of independent counsel to the effect that


               (i) such agreements and instruments are
     enforceable in accordance with their terms and (ii) no taxable event or consequence will result to any holder of Notes solely by virtue of such merger, consolidation, purchase, lease or acquisition and the assumption by such Guarantor Surviving Corporation of the obligations of such Guarantor hereunder; and

          (c) immediately prior to, and immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default exists or would exist under any provision hereof.

     10.18  Pro-Rata Offers.

     No Guarantor will, nor will it permit any of its Subsidiaries or any Affiliate, directly or indirectly, to acquire or make any offer to acquire any Notes other than as set forth in
Section 7.12.

     10.19  Private Offering.

     Each Guarantor will not, nor will it permit any Person acting on its behalf to, take any action so as to bring the issuance and sale of the Notes or the Guaranty within the provisions of section 5 of the Securities Act.

     10.20  Pari Passu Ranking of Guaranty.

     Each Guarantor warrants that its obligations under this
Section 10 do, and undertakes that the same will continue to, rank at least pari passu with all its other present and future unsecured senior obligations.


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
11.  INTERPRETATION OF THIS AGREEMENT

     11.1  Terms Defined.

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          Acceptable Bank -- means any bank or trust company which (a) is organized under the laws of and located in the
United States of America or any State thereof, Canada, Japan or a country which is a member of the European Common Market (b) has capital, surplus and undivided profits aggregating at least One Hundred Million Dollars ($100,000,000) and (c) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have received one of the two highest ratings issued by Moody's Investors Service, Inc. or by Standard & Poor's Corporation or, if neither of such rating agencies is in existence at the time, comparable ratings issued by any other rating agency of national standing and reputation.

          Acceptance -- means, with respect to any Person (the "Obligor"), (a) any outstanding and unpaid sight or time draft maturing not more than three (3) years from the date of its issuance drawn by the Obligor on a bank or trust company and accepted by such bank or trust company, (b) any outstanding and unpaid sight or time draft maturing not more than three (3) years from the date of its issuance drawn by any Person selling goods or providing services to the Obligor on a bank or trust company which shall have issued a letter of credit to such person for the account of the Obligor, provided that if such bank or trust company shall have paid such sight or time draft and the Obligor shall not have reimbursed such bank or trust company for such payment, the obligation owing from the Obligor to such bank or trust company in respect of such reimbursement shall be deemed to be an Acceptance under this definition, and (c) any outstanding and unpaid sight or time draft drawn by any Person selling goods or providing services to the Obligor on the Obligor and accepted by the Obligor.

     Affiliate -- means, at any time, a Person (other than a Subsidiary of the Company):

          (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company,

          (b) that beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of the Company, or

          (c) ten percent (10%) or more of the Voting Stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary of the Company, at such time.

As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement, this -- means this agreement, as it may be amended and restated from time to time.

     Board of Directors -- means, at any time, with respect to the Company or a Guarantor, the board of directors of such Person or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

     Business Day -- means, at any time, a day other than a Saturday, a Sunday or, in the case of any Note with respect to which the provisions of Section 4.1 hereof are applicable, a day on which the bank designated (by the holder of such Note) to receive (for such holder's account) payments on such Note is required by law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

     Capital Lease -- means, at any time, a lease or any conditional sale or other title retention agreement with respect to which the lessee or the purchaser thereof is required under GAAP to recognize the acquisition of an asset and the incurrence of a liability.

     Capital Stock -- means any and all shares, interests, participations or other equivalents (however designated) of capital stock of any corporation, including, without limitation, Preferred Stock and Voting Stock of such corporation.

     Change in Control -- means any Acquisition by any Person, or related Persons constituting a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Company, or (b) beneficial ownership of thirty percent (30%) of the Voting Stock of the Company or otherwise; provided, however, that a Change in Control shall not be deemed to have occurred if an Acquisition of Voting Stock is made as the result of a public offering by the Company of its shares which is registered under the Securities Act of 1933 and effected in accordance with the rules of each national securities exchange on which the Voting Stock of the Company is listed for trading. For the purposes of this definition, "Acquisition" of the power stated in the preceding sentence means the earlier of (i) the actual possession thereof and (ii) the taking of any corporate or other action or the consummation of any transaction or of the first of a series of related actions or transactions which, with the passage of time, will give such Person or Persons the actual possession thereof.

     Closing -- Section 1.2 hereof.

     Closing Date -- Section 1.2 hereof.

     Company -- introductory sentence hereof.

     Consolidated Funded Debt -- means, at any time, the aggregate amount of Funded Debt of the Company and its Subsidiaries determined on a consolidated basis for such Persons at such time.

     Consolidated Net Income -- means, with respect to any fiscal period, net earnings (or loss) after income taxes of the Company and its Subsidiaries determined on a consolidated basis for such Persons for such period in accordance with GAAP but, in any event, excluding:

          (a) Any gains or losses (after giving effect to the tax effect thereof) arising from the sale or other disposition of investments or fixed or capital assets;

          (b)  any extraordinary or nonrecurring gains or losses
     (after giving effect to the tax effect thereof);

          (c) any gain resulting from any reappraisal, revaluation or write-up of assets;

          (d) net earnings and losses of any Subsidiary of the Company accrued prior to the date it became a Subsidiary of the Company;

          (e)  net earnings and losses of any Person,
     substantially all the assets of which have been acquired in any manner by the Company or any of its Subsidiaries, realized by such other Person prior to the date of such acquisition;

          (f) net earnings of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries shall have an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

         (g) any portion of the net earnings of any Subsidiary of the Company that, by reason of any contract or charter restriction or applicable law or regulation (or in the good faith judgment of the Board of Directors for any other reason), is unavailable for payment of dividends to the Company or any other Subsidiary of the Company;

          (h) the earnings and losses of any Person to which assets of the Company or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which the Company or any of its Subsidiaries shall have been merged, prior to the date of such merger or consolidation;

          (i) any income resulting from the acquisition by the Company or a Subsidiary of the Company of the equity interests, Capital Stock or assets of another

     Person, in each case where such income is attributable to the fact that the net book value of the equity investment of the Company or such Subsidiary in such Person exceeds the amount invested by the Company or such Subsidiary in such Person;

          (j) any gain or loss arising from the acquisition of any Securities of the Company or any of its Subsidiaries;

          (k) any portion of the net earnings of the Company or any of its Subsidiaries that cannot be freely converted into United States dollars;

          (l) any gain or loss resulting from the receipt of any proceeds of any insurance policy; and

          (m) any restoration during such period to income of any contingency reserve, except to the extent that provision for such reserve was made during such period out of income accrued during such period.

     Consolidated Net Worth - means, at any time, the shareholders equity in the Company and its Subsidiaries, determined in accordance with GAAP.

     Consolidated Total Capitalization - means, at any time, the sum of

          (a)   Consolidated Net Worth, plus

          (b) Consolidated Funded Debt, determined in each case at such time.

     Control Prepayment Date -- Section 5.2 hereof.

     Current Debt -- with respect to any Person means, at any time, without duplication

          (a)  its liabilities for borrowed money,

          (b) liabilities secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed),


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
          (c)  its liabilities in respect of Capital Leases,

          (d) its liabilities under any other obligations for borrowed money (including, without limitation, any liabilities in respect of Acceptances and so-called "take or pay" obligations), and
          (e) its liabilities under Guaranties of obligations described above in clause (a), clause (b), clause (c) and/or clause (d) above of other Persons,

provided that, in each such case, such liability is either payable on demand or within one (1) year from the creation thereof and is not renewable or extendible at the option of such Person to a date more than one (1) year from the date of creation thereof. Any such liability

          (x) which is renewable or extendible at the option of such Person to a date more than one (1) year from the date of creation thereof, or

          (y) which, for any reason (including any renewals or extensions thereof), shall in fact have been outstanding for a period ending at such time of more than three hundred sixty-five (365) consecutive days, shall, in each case, be deemed to be Funded Debt and not Current Debt. If any indebtedness in respect of any of the foregoing liabilities is expressed to mature more than one (1) year from the date of its creation but, as of any date of determination, has principal due and payable within one (1) year of such date of determination, "Current Debt" shall not include such principal payable within such one (1) year period but rather the same shall be included in "Funded Debt." Notwithstanding the foregoing, any Acceptance of such Person shall always be classified as Current Debt under this Agreement.

     Debt -- means, with respect to any Person, at any time, without duplication, all Funded Debt and Current Debt of such Person at such time.


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
     Default -- means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     Environmental Protection Law -- means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations issued or promulgated in connection with such statutes by any Governmental Authority, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

As used in this definition:

          CERCLA -- means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith;

          RCRA -- means the Resource Conservation and Recovery
      Act of 1976, as amended, and any rules and regulations issued in connection therewith; and

          SARA -- means the Superfund Amendments and
     Reauthorization Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

          ERISA -- means the Employee Retirement Income Security
     Act of 1974, as amended from time to time.

          ERISA Affiliate -- means any corporation or trade or business that

               (i) is a member of the same controlled group of corporations (within the meaning of section 414(b) of the IRC) as the Company or any Guarantor, or

               (ii) is under common control (within the meaning of section 414(c) of the IRC) with the Company or any Guarantor.

     Event of Default -- Section 9.1 hereof.

     Exchange Act -- means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

     Fair Market Value -- means, at any time with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

     Foreign Pension Plan -- means any plan, fund or other similar program

          (a) established or maintained outside of the United States of America by any one or more of the Company, any Guarantor or any of the Subsidiaries of the Company primarily for the benefit of the employees (substantially all of whom are aliens not residing in the United States of America) of the Company, any Guarantor or such Subsidiaries which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement and

          (b)  not otherwise subject to ERISA.

     Funded Debt -- means, with respect to any Person, at any time, Without duplication,

          (a) its liabilities for borrowed money, other than Current Debt;

          (b) liabilities secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed), other than Current Debt;

          (c) its liabilities in respect of Capital Leases, other than Current Debt;


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
          (d) its liabilities under any other obligations for borrowed money (including, without limitation, any so-called
     "take or pay" obligations), other than Current Debt; and

          (e) its liabilities under Guaranties of liabilities of the type set forth in clause (a), clause (b), clause (c) and/or clause (d) above of other Persons.

     GAAP -- means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and in such statements, opinions and pronouncements of such other entities with respect to financial accounting of for-profit entities as shall be accepted by a substantial segment of the accounting profession in the United States of America.

     Governmental Authority -- means

          (a)  the government of

               (i) the United States of America and any state or political subdivision thereof, or other

               (ii) any other jurisdiction (y) in which any of the Company, the Guarantors or any of the Subsidiaries of the Company conducts all or any part of their respective businesses or (z) that asserts jurisdiction over the conduct of the affairs or Properties of any such Person, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     Guaranteed Obligation -- Section 10.1 hereof.

     Guarantor -- the introductory sentence hereof.

     Guarantor Surviving Corporation - Section 10.17 hereof.


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
     Guaranty -- means with respect to any Person (for the purposes of this definition, the "General Guarantor") any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of the General Guarantor guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by the General Guarantor:

          (a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

          (b)  to advance or supply funds

               (i)  for the purpose of payment of such
          indebtedness or obligation, or

               (ii) to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of the indebtedness or obligation of the Primary Obligor against loss in respect thereof.

For purposes of computing the amount of any Guaranty in connection with any computation of indebtedness or other liability, it shall be assumed that the indebtedness or other liabilities that are the subject of such Guaranty are direct obligations of the issuer of such Guaranty.

     Hazardous Substances -- means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     Institutional Investor -- means the Purchasers, any affiliate of any of the Purchasers, and any holder of Notes that is a bank (including but not limited to a commercial bank or an investment bank), trust company, insurance company, pension fund or other similar institutional investor or an entity whose security holders consist solely of Institutional Investors.

     IRC -- means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

     IRS -- means the Internal Revenue Service and any successor agency.

     Investment -- means any investment, made in cash or by delivery of Property, by the Company or any of its Subsidiaries
(a) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance or capital contribution, or otherwise, or (b) in any Property.

     Lien -- means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, and the filing of any financing statement under the Uniform Commercial Code of any jurisdiction, or an agreement to give any of the foregoing. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting real Property and includes, with respect to stock, stockholder agreements, voting trust agreements,


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
buy-back agreements and all similar arrangements. For the purposes hereof, the Company and each of its Subsidiaries is deemed to be the owner of any Property that it shall have acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting is deemed a Lien. The term "Lien" does not include negative pledge clauses in agreements relating to the borrowing of money.

     Make-Whole Amount -- means, at any time, with respect to a principal amount of Notes being prepaid (in whole or in part) or accelerated, the greater of

          (a)  Zero Dollars ($O), and

          (b)  the remainder of

               (i) the sum of the present values of the then remaining scheduled payments of principal and interest that would be payable but for the prepayment or acceleration of such principal amount of Notes being prepaid or accelerated, minus

               (ii) the aggregate principal amount of the Notes so prepaid or accelerated.

In determining such present values, a discount rate equal to the Make-Whole Discount Rate divided by two (2), and a discount period of six (6) months of thirty (30) days each, shall be used.

     The Required Holders shall calculate the Make-Whole Amount in respect of any prepayment under Section 5.2 hereof and shall, immediately prior to the effecting of such prepayment, deliver a copy of such calculation to the holder of each Note being prepaid and to the Company and the Guarantors. Such calculation of the Make-Whole Amount shall be made on the Business Day immediately preceding the date of such prepayment and shall be binding upon the Company and the Guarantors absent manifest error.

     The Required Holders in respect of the acceleration of all of the Notes under Section 9.2(a) hereof shall

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
calculate the Make-Whole Amount in respect of any such acceleration as of the Business Day immediately preceding the date of payment of such accelerated amount and shall deliver a copy of such calculation to each holder of Notes, the Company and the Guarantors immediately prior to the effecting of the payment of such accelerated amount. Each calculation referred to in this paragraph shall be binding upon the Company and the Guarantors absent manifest error.

     Each holder of Notes accelerating its Note under Section 9.2(b) hereof shall calculate the Make-Whole Amount in respect of any such acceleration as of the Business Day immediately preceding the date of payment of such accelerated amount and shall deliver a copy of such calculation to the Company and the Guarantors immediately prior to the effecting of payment of such accelerated amount. Each calculation referred to in this paragraph shall be binding upon the Company and the Guarantors absent manifest error.

     The Required Holders hereby appoint the holder of Notes with the highest aggregate principal amount outstanding, determined as of the date on which any calculation required under this definition is to be made, to effect such calculation on behalf of the Required Holders and to deliver the results of such calculation to the Company, the Guarantors and each other holder of Notes. Each calculation referred to in this paragraph shall be binding upon the Company, the Guarantors and each other holder absent manifest error. If any such holder shall decline to discharge the undertakings in this paragraph (and each such holder may elect to so decline), the Required Holders shall, at their option, act collectively in discharging such undertakings, appoint another holder to effect the same or authorize the Company to make such calculations.

     Any failure for any reason whatsoever of any holder of Notes or the Required Holders to deliver a calculation required under this definition to the Company, the Guarantors and/or any other holder of Notes shall not excuse, release or discharge the Company or the Guarantors from their respective payment obligations hereunder and under the Notes, including, without limitation, paying any Make-Whole Amount that may be payable in connection with any prepayment or acceleration of all or some of the

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
Notes. The Company and the Guarantors shall cooperate with the holders of Notes in making the calculations required in this definition and in coordinating the distribution of such calculations and the effecting of the payments or prepayments referred to above.


     Make-Whole Discount Rate -- means, with respect to the calculation of a Make Whole Amount in respect of any prepayment or acceleration of the Notes the sum of (a) one half of one percent (0.5%) plus (b) the Treasury Rate determined in respect of such calculation.

     Margin Security -- means "margin stock" within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, as amended from time to time.

     Material Adverse Effect -- means a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of the Company, the Guarantors and the Subsidiaries of the Company, taken as a whole, or the ability of the Company or any Guarantor to perform its obligations set forth herein or the ability of the Company to perform its obligations set forth in the Notes.

     Multiemployer Plan -- means any multiemployer plan (as defined in section 3(37) of ERISA) in respect of which the Company, any Guarantor or any ERISA Affiliate is an "employer"
(as such term is defined in section 3 of ERISA).

     Multiple Employer Pension Plan -- means any employee benefit plan within the meaning of section 3(3) of ERISA (other than a Multiemployer Plan), subject to Title IV of ERISA, to which the Company, any Guarantor or any ERISA Affiliate and an employer (as such term is defined in section 3 of ERISA) other than the Company, any Guarantor or an ERISA Affiliate contribute.

     Notes -- Section 1.1 hereof.

     Note Purchase Agreement -- Section 1.2 hereof.

     PBGC -- means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.


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
     Pension Plan -- means, at any time, any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the Company, any Guarantor or any ERISA Affiliate for employees of the Company, any Guarantor or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation any Multiple Employer Pension Plan.

     Person -- means an individual, partnership, joint venture, corporation, trust, unincorporated organization or other form of legal entity and shall include a government or agency or political subdivision thereof.

     Preferred Stock -- means, with respect to any corporation, capital stock of such corporation which shall be entitled to preference or priority over any other capital stock of such corporation in respect of either or both of the payment of dividends or the distribution of assets upon liquidation or distribution.

     Property -- means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     Purchase Money Lien -- means

          (a) a Lien held by any Person (whether or not the seller of such assets) on real or personal Property acquired or constructed by the Company or any of its Subsidiaries, which Lien secures all or a portion of the related purchase price or construction costs of such Property and was created not more than one hundred eighty (180) days after such Property was acquired or its construction completed, provided that such Purchase Money Lien


              (i) encumbers only the Property being so purchased or constructed, and

               (ii) is not thereafter extended to any other
          Property, and

          (b) any Lien existing on real or personal Property of any corporation at the time it becomes a Subsidiary of the Company, provided that

               (i) no such Lien shall extend to or cover any Property other than the Property subject to such Lien at the time of any such transaction, and

               (ii) such Lien was not created in contemplation of any such transaction.

For purposes of this definition and Section 7.9(a)(viii) hereof, a Lien on real Property which also encumbers fixtures and other items of personal Property used in connection with such real
Property shall be deemed to be a Lien on real Property.

     Purchaser -- means you, Metropolitan Life Insurance Company.

     Required Holders -- means, at any time, the holders of sixty-six and two-thirds percent (66 2/3%) or more in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any one or more of the Company, any Guarantor any of the Subsidiaries of the Company, any Affiliate and any officer or director of any thereof).

     Restricted Investments -- means, at any time, all Investments except the following:

          (a)  Investments in one or more of the Company's
     Subsidiaries or any corporation that concurrently with such Investment becomes a Subsidiary of the Company;

          (b) receivables arising from the sale of goods and services, and Investments in Property to be used, in each case in the ordinary course of business of the Company or the Company's Subsidiary making such Investment;

          (c) Investments in direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within three (3) years from the date of acquisition thereof;

          (d) Investments in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within three (3) years from the date of acquisition thereof and having as at any date of determination one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. or, if neither of such rating agencies is in existence at the time, comparable ratings issued by any other rating agency of national standing and reputation.

          (e) Investments in certificates of deposit, time deposits or banker's Acceptances issued by Acceptable Banks, provided that such obligations mature within three (3) years from the date of acquisition thereof; and

          (f) Investments in commercial paper rated "A-1" or higher by Standard & Poor's Corporation or "P-1" or higher by Moody's Investors Service, Inc. (or any future comparable ratings issued by Moody's Investors Service, Inc. or by Standard & Poor's Corporation), provided that such obligations mature within two hundred seventy (270) days from the date of creation thereof.

          (g) Investments entered into prior to and existing on the date of this Agreement, as and to the extent now outstanding, all as described in Annex 7.5.

          (h)  Investments not permitted by clauses (a) through
     (g) above; provided that Investments made pursuant to this clause (h) shall not exceed, in the aggregate and valued at the higher of cost or fair market value, 10% of Consolidated Net Worth.

     Restricted Payment -- means

          (a) any dividend or other distribution, direct or indirect, on account of Capital Stock of the Company (except dividends payable solely in shares of such Capital Stock) or on account of the Capital Stock of any Guarantor or any Subsidiary of the

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
     Company (except to the extent paid to the Company), and

          (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any Capital Stock of the Company, any of its Subsidiaries or any Guarantor, or of any warrants, rights or other options to acquire any shares of such Capital Stock.

     Securities Act -- means the Securities Act of 1933, as amended.

     Security -- means "security" as defined in section 2(l) of the Securities Act.

     Subsidiary -- means, with respect to any Person, a corporation of which such Person owns, directly or indirectly, more than fifty percent (50%) of the Voting Stock.

     Subsidiary Stock -- Section 7.15 hereof.

     Surviving Corporation -- Section 7.4 hereof.

     Total Subsidiary Debt -- means, at any time, the aggregate amount of Debt of all Subsidiaries of the Company determined at such time other than Debt owed to the Company or any Wholly-Owned
Subsidiary.

     Treasury Rate -- means, with respect to the calculation of a Make Whole Amount in respect of any prepayment or acceleration of the Notes (a) the yield reported as of 10:00 a.m., New York City time, on the Business Day on which such calculation is being made, on the display page on the Telerate Service (page five hundred (500), Offer Side) or such other display on the Telerate Service as shall replace such page five hundred (500) providing the most current yields for actively traded "On The Run" United States Treasury securities with maturities corresponding most closely to the remaining Weighted Average Life to Maturity of the principal amount of the Notes then being prepaid or accelerated (such Weighted Average Life to Maturity being determined as of the date of such calculation and rounded to the nearest month), or (b) if and only if such Telerate Service ceases to exist or fails to report such yield, such yield as reported on a reasonably comparable electronic service as may be designated


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
by the Required Holders, or (c) if and only if such Telerate Service ceases to exist or fails to report such yield and the Required Holders shall fail to agree upon a comparable electronic service, such yield reported under the heading "This Week" and under the caption "Treasury Constant Maturities" of the maturity corresponding to the remaining Weighted Average Life to Maturity of the principal amount of the Notes then being prepaid or accelerated (such Weighted Average Life to Maturity being determined as of the date of such calculation and rounded to the nearest month) as most recently published and made available to the public in the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities or if no such successor publication is available, then any other source of current information in respect of interest rates on securities of the United States of America that is generally available and, in the judgment of the Required Holders, provides information reasonably comparable to the H.15(519) report. If no maturity exactly corresponds to such rounded Weighted Average Life to Maturity, yields for the two most closely corresponding published maturities next above and below the rounded Weighted Average life to Maturity of the Notes shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis, rounding with respect to each such relevant period to the nearest month.

     As used in this definition:

               Weighted Average Life to Maturity -- means, at any time, with respect to a principal amount of Notes being prepaid or accelerated, the number of years obtained by dividing the then Remaining Dollar-Years of such principal amount by such principal amount; and

               Remaining Dollar-Years -- means, at any time, with respect to a principal amount of Notes being prepaid or accelerated the result obtained by

               (a)  multiplying


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
                    (i)  an amount equal to the remainder of (1)
               the amount of principal that would have become due on each scheduled payment date and at maturity if such prepayment or acceleration had not been made, minus (2) the amount of principal on the Notes scheduled to become due on each such date after giving effect to such prepayment or acceleration and the application thereof in accordance with the provisions of this Agreement, by

                    (ii) the number of years (calculated to the
               nearest one-twelfth) that will elapse between such time and the date each such scheduled principal payment would be due if such prepayment or acceleration had not occurred, and

               (b) calculating the summation of each of the products obtained in the preceding subsection (a).

     Voting Stock -- means capital stock of any class or classes of a corporation the holders of which (a) are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions) and (b) are not otherwise limited in the exercise of the voting rights in respect of such capital stock.

     Welfare Plan -- means, at any time, any "employee welfare benefit plan" (as such term is defined in section 3 of ERISA) maintained at such time by the Company, any Guarantor or any ERISA Affiliate for employees of the Company or any Subsidiaries, including any multiple employer welfare arrangements (as such term is defined in section 3 of ERISA).

     Wholly-Owned Subsidiary -- means, at any time, any Subsidiary of the Company one hundred percent (100%) of all of the Capital Stock (except directors' qualifying shares) of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

     11.2 Directly or Indirectly.

     Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

     11.3 Section Headings; Table of Contents; Construction.

          (a) Section Headings and Table of Contents, etc. The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.

          (b) Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

     11.4 Governing Law.

     THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF
THE STATE OF NEW YORK.

12.  MISCELLANEOUS

     12.1 Communications.

          (a) Method; Address. All communications hereunder or under the Notes (i) shall be in writing, (ii) shall be both
     (A) hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, or sent by overnight courier of national standing and (B) electronically "telecopied" or "faxed", and (iii) shall be addressed,

               (i)  if to the Company,

                    405 Lexington Avenue
                    Chrysler Building
                    20th Floor
                    New York, N.Y. 10174
                    Attn: General Counsel
                    Fax: (212) 878-1804

                    if to one or more of the Guarantors,

                    c/o Minerals Technologies Inc.
                    405 Lexington Avenue
                    Chrysler Building
                    20th Floor
                    New York, N.Y. 10174
                    Attn: General Counsel
                    Fax: (212) 878-1804

     or at such other address as the Company and/or a Guarantor shall have furnished in writing to all holders of the Notes at the time outstanding, and

               (ii) if to any of the holders of the Notes,

                    (A)  if such holders are the Purchaser, at
               the address set forth on Annex 1.2 hereto, and further including any parties referred to on such Annex 1.2 that are required to receive notices in addition to such holders of the Notes, and

                    (B)  if such holders are not the Purchaser,
               at their respective addresses set forth in the register for the registration and transfer of Notes maintained pursuant to Section 7.3 hereof,

     or to any such party at such other address as such party may designate by notice duly given in accordance with this
     Section 12.1 to the Company and the Guarantors (which other address shall be entered in such register).


          (b) When Given. Any communication so addressed and deposited in the United States mail, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be received on the third (3rd) succeeding Business Day after the day of such deposit (not including the date of such deposit). Any notice so addressed and otherwise delivered shall be deemed to be received when actually received at the address of the addressee.

     12.1 Reproduction of Documents.

     This Agreement and all documents relating thereto, including, without limitation,

          (a) consents, waivers and modifications that may hereafter be executed,

          (b) documents received by you at the Closing (except the Notes themselves), and

          (c) inancial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes,

may be reproduced by any holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process and each holder of Notes may destroy any original document so reproduced. The Company and the Guarantors agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of Notes in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section 12.2 shall prohibit the Company, any Guarantor or any holder of Notes from contesting the accuracy of any such reproduction.

     12.3 Survival.

     All warranties, representations, certifications, statements and covenants made by the Company and/or the Guarantors herein or in any certificate or other instrument delivered by any of them or on their behalf hereunder or otherwise made for your benefit in connection herewith shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All such statements shall constitute warranties and representations by the Company and/or such Guarantor hereunder.

     12.4 Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     12.5 Amendment and Waiver.

          (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company, the Guarantors and the Required Holders; provided that no such amendment or waiver of any of the provisions of Section 1 through Section 4 hereof, inclusive, or of Section 6, or any defined term to the extent used in any of the foregoing Sections, shall be effective as to any holder of Notes unless consented to by such holder in writing; and provided further that no such amendment or waiver shall, without the written consent of the holders of all Notes (exclusive of Notes held by the Company, such Guarantors, any of the Subsidiaries of the Company or any Affiliate) at the time outstanding,

               (i) subject to Section 9.3 hereof, change the amount or time of any prepayment or payment of principal or Make-Whole Amount or the rate or time of payment of interest,

               (ii) amend Section 5.6, Section 9 or Section 10 hereof,

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
               (iii) amend the definition of "Required Holders," or

               (iv)  amend this Section 12.5.

The holder of any Note may specify that any such written consent executed by it shall be effective only with respect to a portion of the Notes held by it (in which case it shall specify, by dollar amount, the aggregate principal amount of Notes with respect to which such consent shall be effective) and in the event of any such specification such holder shall be deemed to have executed such written consent only with respect to the portion of the Notes so specified.

          (b)  Solicitation of Noteholders.

               (i) Solicitation. Neither the Company nor any Guarantor shall, and the Company shall not permit any of its Subsidiaries to, solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company or such Guarantor with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 12.5 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent.

               (ii) Payment. Neither the Company nor any
          Guarantor shall, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise,
          or grant any   security, to any holder of Notes as
          consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions

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          hereof unless such remuneration is concurrently paid,
          or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii) Scope of Consent. Any consent made pursuant to this Section 12.5 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, a Guarantor, any of the Subsidiaries of the Company or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

          (c)  Binding Effect.  Except as provided in Section
     12.5 hereof, any amendment or waiver consented to as provided in this Section 12.5 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company and the Guarantors whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

     12.6 Payments, When Received.

          (a) Payments Due on Non-Business Days. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such interest shall accrue to (but not including) the originally


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
     scheduled day of its payment notwithstanding that it shall be payable on such first following Business Day, and the amount of the next succeeding interest payment shall be accrued from (and including) such originally scheduled day of payment as if all interest and principal originally scheduled to be paid on such day had been paid thereon.
     f any payment is to be made on the first Business Day following the day on which the same shall have fallen due, as provided in this paragraph, and is not so paid on such first Business Day, interest shall accrue thereon (to the extent permitted by applicable law) at the rate of eight and forty-nine one-hundredths percent (8.49%) per annum from the originally scheduled day of its payment.

          (b) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 11:00 a.m. (local time of such bank).

     12.7 Entire Agreement.

     This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

     12.8 Duplicate Originals, Execution in Counterpart.

     Two or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in two or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

     12.9 Confidentiality.

     Each holder shall use reasonable efforts to ensure that any information concerning the Company or any of its Subsidiaries which is designated in writing by the Company or such Subsidiary as being proprietary and confidential and which is in good faith disclosed to or learned by the representatives of such holder during the course of inspections pursuant to Section 8.4 or
Section 10.15 is not (without the prior written consent of the


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
Company) disclosed to any person not a party to this Agreement unless such information: (a) has become generally available to the public through no action or fault of such holder, (b) is included or referred to in good faith in a report, statement or testimony submitted to any municipal, state, Canadian provincial or federal regulatory body having or claiming to have jurisdiction over any holder or submitted to the National Association of Insurance Commissioners, the Office of the Superintendent of Financial Institutions or similar organizations or their successors in which case it shall continue to be subject to any protective order or order of confidentiality which may be imposed by such body, (c) is disclosed in response to any summons or subpoena or in connection with any litigation in which case it shall continue to be subject to any protective order or order of confidentiality which may be imposed by the court in which such litigation is pending, (d) is disclosed by any holder in good faith to a third party who had an independent contractual right to obtain such information, (e) is believed by any holder to be appropriately disclosed in order to protect its investment in the Notes (provided that in the case of confidential information with respect to proprietary processes or formulae of the Company, this exception shall apply only if a Default or Event of Default shall have occurred or be threatened or if disclosure is required in order to avoid potential liability under applicable state, federal or Canadian provincial securities laws), or in order to comply with any law, order regulation or ruling applicable to it,
(f) is disclosed to a prospective transferee in connection with any contemplated transfer of the Notes if such prospective transferee agrees to abide by confidentiality provisions substantially the same as set forth in this Section 12.9 or (g) was known to such holder at the time of disclosure by the Company or any of its Subsidiaries or becomes known to such holder from a Person (other than the Company or a Subsidiary of the Company) not, to the knowledge of such holder, in violation of any confidentiality agreement between such Person and the Company or one of its Subsidiaries. Each holder shall be free to disclose such information to and discuss it with such holder's retained or employed accountants, attorneys and similar consultants and experts when such disclosure is, in the holder's good faith judgment, necessary to the performance of services being furnished to the holder by any such Person, if such service provider agrees to abide by confidentiality provisions substantially the same as those set forth in this Section 12.9.

     [Remainder of Page Intentionally Blank. Next page is signature page.]


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     If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                         Very truly yours,


                         MINERALS TECHNOLOGIES INC.


                         By___/s/ John R. Stack_____
                           Name: John R. Stack
                           Title: Vice President--Finance


                         SPECIALTY MINERALS INC., as
                         Guarantor


                         By___/s/ John R. Stack_____
                           Name: John R. Stack
                           Title: Vice President--Finance


                         MINTEQ INTERNATIONAL INC., as
                         Guarantor


                         By___/s/ John R. Stack_____
                           Name: John R. Stack
                           Title: Vice President--Finance

                         BARRETTS MINERALS INC., as Guarantor


                         By___/s/ John R. Stack_____
                           Name: John R. Stack
                           Title: Vice President--Finance


The foregoing Agreement is
hereby agreed to as of the
date hereof.

METROPOLITAN LIFE INSURANCE COMPANY
Purchaser


By:  /s/ Joseph H. Augustini
   Name: Joseph H. Augustini
   Title: Vice President


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